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Exhibit 99.1

Report of independent registered public accounting firm

The Board of Directors and Shareholders of Cubic Corporation

We have audited the accompanying consolidated balance sheets of Cubic Corporation as of September 30, 2012, September 30, 2011 (restated), September 30, 2010 (restated) and September 30, 2009 (restated), and the related consolidated statements of income, comprehensive income, cash flows and changes in shareholders' equity for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cubic Corporation at September 30, 2012, September 30, 2011 (restated), September 30, 2010 (restated) and September 30, 2009 (restated), and the consolidated results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, Cubic Corporation has restated previously issued financial statements as of September 30, 2011, September 30, 2010 and September 30, 2009, and for the years then ended.

As discussed in Note 1 to the consolidated financial statements, Cubic Corporation changed its method of accounting for revenue recognition with the adoption of amendments to the Financial Accounting Standards Board Accounting Standards Codification resulting from Accounting Standards Update No. 2010-13, Multiple-Deliverable Revenue Arrangements, and Accounting Standards Update No. 2010-14, Certain Revenue Arrangements That Include Software Elements, both adopted effective October 1, 2009.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Cubic Corporation's internal control over financial reporting as of September 30, 2012, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated December 14, 2012 expressed an adverse opinion thereon.

/s/ Ernst & Young LLP

San Diego, California
December 14, 2012,
except for the retrospective adoption of amendments to the accounting standard relating to the reporting and display of comprehensive income as described in Note 1, as to which the date is
February 25, 2013

Cubic Corporation
Consolidated statements of income

	Years ended September 30,
(amounts in thousands, except per share data)
	2012	2011	2010	2009

		(As restated)	(As restated)	(As restated)
Net sales:
Products	$663,287	$600,933	$607,756	$508,167
Services	718,208	694,648	590,436	517,757

	1,381,495	1,295,581	1,198,192	1,025,924
Costs and expenses:
Products	451,573	418,279	430,417	378,052
Services	594,662	564,062	511,014	418,292
Selling, general and administrative expenses	163,688	159,791	124,306	119,108
Research and development	28,722	25,260	18,976	8,173
Amortization of purchased intangibles	14,828	14,681	6,846	6,432

	1,253,473	1,182,073	1,091,559	930,057

Operating income	128,022	113,508	106,633	95,867
Other income (expense):
Interest and dividend income	2,994	2,568	1,590	1,664
Interest expense	(1,550)	(1,461)	(1,755)	(2,031)
Other income—net	821	1,662	3,637	661

Income before income taxes	130,287	116,277	110,105	96,161
Income taxes	38,183	32,373	38,011	33,016

Net income	92,104	83,904	72,094	63,145
Less noncontrolling interest in income of VIE	204	310	—	—

Net income attributable to Cubic	$91,900	$83,594	$72,094	$63,145

Basic and diluted net income per common share	$3.44	$3.13	$2.70	$2.36

Average number of common shares outstanding	26,736	26,736	26,735	26,731

See accompanying notes.

Cubic Corporation
Consolidated statements of comprehensive income

	Years ended September 30,
(in thousands)	2012	2011	2010	2009

		(As restated)	(As restated)	(As restated)
Net income	$92,104	$83,904	$72,094	$63,145
Other comprehensive income (loss):
Adjustment to pension liability, net of taxes	(5,585)	(3,285)	(2,713)	(15,991)
Foreign currency translation	10,688	(1,250)	(868)	(5,059)
Net unrealized gain (loss) from cash flow hedges	242	(5,618)	1,483	112

Total other comprehensive income (loss)	5,345	(10,153)	(2,098)	(20,938)

Total comprehensive income	$97,449	$73,751	$69,996	$42,207

See accompanying notes.

Cubic Corporation
Consolidated balance sheets

	September 30,
(in thousands)	2012	2011	2010	2009

		(As restated)	(As restated)	(As restated)
ASSETS
Current assets:
Cash and cash equivalents	$212,267	$329,148	$295,434	$244,074
Restricted cash	68,749	—	—	—
Short-term investments	—	25,829	84,081	8,127
Accounts receivable:
Trade and other receivables	17,543	20,259	11,594	12,833
Long-term contracts	333,617	207,426	201,898	222,709
Allowance for doubtful accounts	(463)	(395)	(663)	(4,558)

	350,697	227,290	212,829	230,984
Recoverable income taxes	7,083	24,917	6,810	249
Inventories	52,366	38,359	40,653	57,605
Deferred income taxes	7,587	9,483	14,290	20,191
Prepaid expenses and other current assets	13,977	21,080	26,127	29,957

Total current assets	712,726	676,106	680,224	591,187

Long-term contract receivables	22,070	23,700	28,080	13,400
Long-term capitalized contract costs	26,875	—	—	—
Property, plant and equipment—net	55,327	48,467	47,469	48,895
Deferred income taxes	16,364	12,824	19,288	14,504
Goodwill	146,933	146,355	64,142	59,433
Purchased intangibles—net	39,374	54,139	26,295	28,618
Miscellaneous other assets	6,648	4,933	6,021	7,536

Total assets	$1,026,317	$966,524	$871,519	$763,573

See accompanying notes.

Cubic Corporation
Consolidated balance sheets (Continued)

	September 30,
(in thousands)	2012	2011	2010	2009

		(As restated)	(As restated)	(As restated)
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$47,917	$43,984	$39,085	$32,542
Customer advances	100,764	134,316	98,515	83,978
Accrued compensation	52,680	49,513	48,994	49,134
Other current liabilities	55,988	57,006	61,091	59,644
Income taxes payable	20,733	18,716	27,219	12,099
Current maturities of long-term debt	4,561	4,541	4,545	4,554

Total current liabilities	282,643	308,076	279,449	241,951

Long-term debt	6,942	11,377	15,949	20,570
Accrued pension liability	46,382	41,166	39,855	33,762
Deferred compensation	8,619	7,884	8,508	7,902
Income taxes payable	4,862	12,129	9,961	11,001
Other non-current liabilities	6,527	6,582	4,748	—
Commitments and contingencies
Shareholders' equity:
Preferred stock, no par value:
Authorized—5,000 shares
Issued and outstanding—none	—	—	—	—
Common stock, no par value:
Authorized—50,000 shares
2012, 2011 and 2010—Issued 35,682 shares, outstanding—26,736 shares
2009—Issued 35,677 shares, outstanding—26,732 shares	12,574	12,574	12,574	12,530
Retained earnings	715,043	629,560	553,452	486,170
Accumulated other comprehensive loss	(21,148)	(26,493)	(16,340)	(14,242)
Treasury stock at cost—8,945 shares	(36,078)	(36,078)	(36,074)	(36,071)

Shareholders' equity attributable to Cubic	670,391	579,563	513,612	448,387
Noncontrolling interest in variable interest entity	(49)	(253)	(563)	—

Total shareholders' equity	670,342	579,310	513,049	448,387

Total liabilities and shareholders' equity	$1,026,317	$966,524	$871,519	$763,573

See accompanying notes.

Cubic Corporation
Consolidated statements of cash flows

	Years ended September 30,
(in thousands)	2012	2011	2010	2009

		(As restated)	(As restated)	(As restated)
Operating Activities:
Net income	$92,104	$83,904	$72,094	$63,145
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	22,857	22,341	14,469	15,586
Deferred income taxes	(1,486)	2,512	1,130	5,320
Provision for doubtful accounts	—	—	(3,889)	3,038
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(118,164)	3,566	25,225	41,077
Inventories	(13,636)	2,442	17,304	(7,734)
Prepaid expenses and other current assets	7,574	5,122	4,167	5,751
Long-term capitalized contract costs	(26,875)	—	—	—
Accounts payable and other current liabilities	8,525	(1,547)	(24,141)	15,083
Customer advances	(37,999)	37,143	18,462	34,619
Income taxes	11,929	(23,713)	(13,628)	(675)
Other items—net	494	(2,676)	3,799	1,614

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(54,677)	129,094	114,992	176,824

Investing Activities:
Acquisition of businesses, net of cash acquired	—	(126,825)	(8,250)	(19,965)
Consolidation of variable interest entity	—	—	38,264	—
Proceeds from sales or maturities of short-term investments	25,829	58,252	82,992	—
Purchases of short-term investments	—	—	(158,946)	(8,127)
Purchases of property, plant and equipment	(14,226)	(8,728)	(6,878)	(5,332)
Other items—net	—	—	—	41

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	11,603	(77,301)	(52,818)	(33,383)

Financing Activities:
Principal payments on long-term debt	(4,549)	(4,555)	(4,541)	(5,970)
Proceeds from issuance of common stock	—	—	44	45
Purchases of treasury stock	—	(4)	(3)	—
Net change in restricted cash	(68,584)	—	—	—
Dividends paid to shareholders	(6,417)	(7,486)	(4,812)	(4,811)

NET CASH USED IN FINANCING ACTIVITIES	(79,550)	(12,045)	(9,312)	(10,736)

Effect of exchange rates on cash	5,743	(6,034)	(1,502)	(1,327)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(116,881)	33,714	51,360	131,378
Cash and cash equivalents at the beginning of the year	329,148	295,434	244,074	112,696

CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR	$212,267	$329,148	$295,434	$244,074

See accompanying notes

Cubic Corporation
Consolidated statements of changes in shareholders' equity

(in thousands except per share amounts)	Common stock	Retained earnings	Accumulated other comprehensive income (loss)	Treasury stock	Noncontrolling interest in VIE	Number of shares outstanding

September 30, 2008 (previously reported)	$12,485	$404,868	$7,570	$(36,071)	$—	26,727
Adjustments to opening shareholders' equity	—	22,968	(874)	—	—	—

September 30, 2008 (as restated)	$12,485	$427,836	$6,696	$(36,071)	$—	26,727
Net income (as restated)	—	63,145	—	—	—	—
Other comprehensive loss	—	—	(20,938)	—	—	—
Stock issued under equity incentive plan	45	—	—	—	—	5
Cash dividends paid—$.18 per share of common stock	—	(4,811)	—	—	—	—

September 30, 2009 (as restated)	12,530	486,170	(14,242)	(36,071)	—	26,732
Net income (as restated)	—	72,094	—	—	—	—
Other comprehensive loss	—	—	(2,098)	—	—	—
Consolidation of variable interest entity	—	—	—	—	(563)	—
Stock issued under equity incentive plan	44	—	—	—	—	4
Purchase of treasury stock	—	—	—	(3)	—	—
Cash dividends paid—$.18 per share of common stock	—	(4,812)	—	—	—	—

September 30, 2010 (as restated)	12,574	553,452	(16,340)	(36,074)	(563)	26,736
Net income (as restated)	—	83,594	—	—	310	—
Other comprehensive loss	—	—	(10,153)	—	—	—
Purchase of treasury stock	—	—	—	(4)	—	—
Cash dividends paid—$.28 per share of common stock	—	(7,486)	—	—	—	—

September 30, 2011 (as restated)	12,574	629,560	(26,493)	(36,078)	(253)	26,736
Net income	—	91,900	—	—	204	—
Other comprehensive income	—	—	5,345	—	—	—
Cash dividends paid—$.24 per share of common stock	—	(6,417)	—	—	—	—

September 30, 2012	$12,574	$715,043	$(21,148)	$(36,078)	$(49)	26,736

See accompanying notes.

 Cubic Corporation
Notes to consolidated financial statements
September 30, 2012

Note 1—Summary of significant accounting policies

Organization and nature of the business:    We design, develop and manufacture products which are mainly electronic in nature, provide government services and services related to products previously produced by us and others. Our principal lines of business are defense systems, defense services and transportation fare collection systems and services. Our principal customers for defense products and services are the United States and foreign governments. Our transportation fare collection systems and services are sold primarily to large local government agencies worldwide.

Principles of consolidation:    The consolidated financial statements include the accounts of Cubic Corporation, its majority-owned subsidiaries and, as of March 5, 2010, its 50% owned variable interest entity, Transaction Systems Limited (TranSys). We consolidate variable interest entities (VIE) when we determine that Cubic is the primary beneficiary of the VIE. All significant intercompany balances and transactions have been eliminated in consolidation. The consolidation of foreign subsidiaries requires translation of their assets and liabilities into U.S. dollars at year-end exchange rates. We translate our statements of income and cash flows at the average exchange rates for each year. Transaction gains on advances to foreign subsidiaries amounted to $1.1 million, $0.1 million, $0.8 million and $1.8 million in 2012, 2011, 2010 and 2009, respectively.

Cash equivalents:    We consider highly liquid investments with maturity of three months or less when purchased to be cash equivalents.

Restricted cash:    Restricted cash represents cash that is restricted as to withdrawal usage for legal or contractual reasons. Restricted cash is classified either as current or non-current, depending upon the date of the availability.

Concentration of credit risk:    We have established guidelines pursuant to which our cash and cash equivalents are diversified among various money market instruments and investment funds. These guidelines emphasize the preservation of capital by requiring minimum credit ratings assigned by established credit organizations. We achieve diversification by specifying maximum investments in each instrument type and issuer. The majority of these investments are not on deposit in federally insured accounts.

Short-term investments:    Short-term investments include marketable U.S. government agency securities and pre-refunded tax exempt bonds that may be purchased at a discount or premium, may have callable options, and are categorized as available-for-sale securities. We record short-term investments at fair value and we record any net differences between fair market value and cost in accumulated other comprehensive income (loss) on the consolidated balance sheets.

Accounts receivable:    Receivables consist primarily of amounts due from U.S. and foreign governments for defense products and services and local government agencies for transportation systems. Due to the nature of our customers, we generally do not require collateral. We have limited exposure to credit risk as we have historically collected substantially all of our receivables from government agencies. We generally require no allowance for doubtful accounts for these customers.

Inventories:    We state our inventories at the lower of cost or market. We determine cost using the first-in, first-out (FIFO) method, which approximates current replacement cost. We value our work in process at the actual production and engineering costs incurred to date, including applicable overhead. For contracts with the U.S. government our work in process also includes general and administrative costs. Any inventoried costs in excess of estimated realizable value are immediately charged to cost of sales. Where contracts include advances, performance-based payments and progress payments, we reflect the advances as an offset against any related inventory balances.

Long-term capitalized contract costs:    Long-term capitalized contract costs include costs incurred on a contract to develop and manufacture a transportation fare system for a customer for which revenue will not be recognized until delivery of the system.

Property, plant and equipment:    We carry property, plant and equipment at cost. We provide depreciation in amounts sufficient to amortize the cost of the depreciable assets over their estimated useful lives. Generally, we use straight-line methods for depreciable real property over estimated useful lives or the term of the underlying lease for leasehold improvements. We use accelerated methods (declining balance and sum-of-the-years-digits) for machinery and equipment over their estimated useful lives.

Goodwill and purchased intangibles:    We evaluate goodwill for potential impairment annually as of July 1, or when circumstances indicate that the carrying value may not be recoverable. The test is performed by comparing the fair value of a reporting unit to its carrying value, including recorded goodwill. If the carrying value exceeds the fair value, we would measure impairment by comparing the implied fair value of goodwill to its carrying value, and any impairment determined would be recorded in the current period. To date there has been no impairment of our recorded goodwill. Our purchased intangible assets are subject to amortization and we use a combination of straight-line and accelerated methods, based on the expected cash flows from the assets.

Impairment of long-lived assets:    We generally evaluate the carrying values of long-lived assets other than goodwill for impairment only if events or changes in facts and circumstances indicate that carrying values may not be recoverable. If we determined there was any impairment, we would measure it by comparing the fair value of the related asset to its carrying value and record the difference in the current period. Fair value is generally determined by identifying estimated discounted cash flows to be generated by those assets. We have not recorded any material impairments for the years ended September 30, 2012, 2011, 2010 and 2009.

Customer advances:    We receive advances, performance-based payments and progress payments from customers that may exceed revenues recognized on certain contracts, including contracts with agencies of the U.S. government. We classify such advances, other than those reflected as a reduction of receivables or inventories, as current liabilities.

Contingencies:    We establish reserves for loss contingencies when, in the opinion of management, the likelihood of liability is probable and the extent of such liability is reasonably estimable. Estimates, by their nature, are based on judgment and currently available information and involve a variety of factors, including the type and nature of the litigation, claim or proceeding, the progress of the matter, the advice of legal counsel, our defenses and our experience in similar cases or proceedings as well as our assessment of matters, including settlements, involving other defendants in similar or related cases or proceedings. We may increase or decrease our legal reserves in the future, on a matter-by-matter basis, to account for developments in such matters.

Derivative financial instruments:    All derivatives are recorded at fair value, however, the classification of gains and losses resulting from changes in the fair values of derivatives are dependent on the intended use of the derivative and its resulting designation. If a derivative is designated as a fair value hedge, then a change in the fair value of the derivative is offset against the change in the fair value of the underlying hedged item and only the ineffective portion of the hedge, if any, is recognized in cost of sales. If a derivative is designated as a cash flow hedge, then the effective portion of a change in the fair value of the derivative is recognized as a component of accumulated other comprehensive income until the underlying hedged item is recognized in cost of sales, or the forecasted transaction is no longer probable of occurring. If a derivative does not qualify as a highly effective hedge, a change in fair value is immediately recognized in earnings. We formally document hedging relationships for all derivative hedges and the underlying hedged items, as well as the risk management objectives and strategies for undertaking the hedge transactions.

Defined benefit pension plans:    Some of our employees are covered by defined benefit pension plans. The net periodic cost of our plans is determined using several actuarial assumptions, the most significant of which are the discount rate and the long-term rate of return on plan assets. We recognize on a plan-by-plan basis the funded status of our defined benefit pension plans as either an asset or liability on our balance sheets, with a corresponding adjustment to accumulated other comprehensive income (loss), net of tax, in shareholders' equity. The funded status is measured as the difference between the fair value of the plan assets and the benefit obligation of the plan.

Revenue recognition:    We generate revenue from the sale of products such as mass transit fare collection systems, air and ground combat training systems, and secure communications products. We provide services such as specialized military training exercises, including live, virtual and constructive training exercises and support, and we operate and maintain fare systems for mass transit customers. We classify sales as products or services in our Consolidated Statements of Income based on the attributes of the underlying contracts.

We recognize sales and profits under our long-term fixed-price contracts, which generally require a significant amount of development effort in relation to total contract value, using the cost-to-cost percentage-of-completion method of accounting. We record sales and profits based on the ratio of contract costs incurred to estimated total contract costs at completion. Contract costs include material, labor and subcontracting costs, as well as an allocation of indirect costs. For contracts with the U.S. federal government, general and administrative costs are included in contract costs; however, general and administrative costs are not considered contract costs for any other customers. Cost are recognized as incurred for contracts accounted for under the cost-to-cost percentage-of-completion method.

For certain other long-term, fixed price production contracts not requiring substantial development effort we use the units-of-delivery percentage-of-completion method as the basis to measure progress toward completing the contract and recognizing sales. The units-of-delivery measure recognizes revenues as deliveries are made to the customer generally using unit sales values in accordance with the contract terms. Costs of sales are recorded as deliveries are made. We estimate profit as the difference between total estimated revenue and total estimated cost of a contract and recognize that profit over the life of the contract based on deliveries.

For long-term fixed price contracts, we only include amounts representing contract change orders, claims or other items in the contract value when they can be reliably estimated and we consider realization probable. Changes in estimates of sales, costs and profits are recognized using the cumulative catch-up method of accounting. This method recognizes in the current period the cumulative effect of the changes on current and prior periods. A significant change in one or more of these estimates could have a material effect on our consolidated financial position or results of operations.

Changes in estimates on contracts for which revenue is recognized using the cost-to-cost percentage-of-completion method increased operating profit by approximately $17.5 million in 2012, $17.0 million in 2011, $8.8 million in 2010, and $3.6 million in 2009. These adjustments increased net income by approximately $12.0 million ($0.45 per share) in 2012, $11.5 million ($0.43 per share) in 2011, $5.8 million ($0.22 per share) in 2010, and $2.7 million ($0.10 per share) in 2009.

We record sales under cost-reimbursement-type contracts as we incur the costs. The Federal Acquisition Regulations provide guidance on the types of costs that we will be reimbursed in establishing the contract price. We consider incentives or penalties and awards applicable to performance on contracts in estimating sales and profits, and record them when there is sufficient information to assess anticipated contract performance. We do not recognize incentive provisions that increase or decrease earnings based solely on a single significant event until the event occurs.

We occasionally enter into contracts that include multiple deliverables such as the construction or upgrade of a system and subsequent services to operate and maintain the delivered system. For multiple element contracts that were entered prior to October 1, 2009, a delivered item was considered a separate unit of accounting when it had value to the customer on a stand-alone basis and there was objective and reliable evidence of the fair value of the undelivered items. For contracts where we are unable to conclude there were separate units of accounting, we combine the deliverables and recognize revenue once the final item has been delivered or, if the final element is a service, over the period of performance.

We elected to adopt authoritative accounting guidance for multiple-element arrangements effective October 1, 2009 on a prospective basis. This guidance affected the accounting conclusion as to whether a deliverable under a contract is considered a separate unit of accounting, and also affected the method that is used to allocate arrangement consideration to each separate unit of accounting. The new guidance eliminates the requirement for objective and reliable evidence of fair value to exist for the undelivered items in order for a delivered item to be treated as a separate unit of accounting. The new guidance also requires arrangement consideration to be allocated at the inception of the arrangement to all deliverables using the relative-selling-price method and eliminates the use of the residual method of allocation. Under the relative-selling-price method, the selling price for each deliverable is determined using vendor specific objective evidence (VSOE) of selling price or third-party evidence of selling price if VSOE does not exist. If neither VSOE nor third-party evidence of selling price exists for a deliverable, which is typically the case for our contracts, the guidance requires us to determine the best estimate of the selling price, which is the price at which we would sell the deliverable if it were sold on a standalone basis. In estimating the selling price of the deliverable on a standalone basis, we consider our overall pricing models and objectives, including the factors we contemplate in negotiating our contracts with our customers. The pricing models and objectives that we use are generally based upon a cost-plus margin approach, with the estimated margin based in part on qualitative factors such as perceived customer pricing sensitivity and competitive pressures.

Once the contract value is allocated to the separate deliverables under a multiple-element arrangement, revenue recognition guidance relevant to each contractual element is followed. For example, for the long-term construction portion of a contract we use the percentage-of-completion method and for the services portion we recognize the service revenues on a straight-line basis over the contractual service period or based on measurable units of work performed or incentives earned.

Revenue under our service contracts with the U. S. government is recorded under the cost-to-cost percentage-of-completion method. Award fees and incentives related to performance under these service contracts are accrued during the performance of the contract based on our historical experience and estimates of success with such awards.

Revenue under contracts for services other than those with the U. S. government and those associated with design, development, or production activities is recognized either as services are performed or when a contractually required event has occurred, depending on the contract. For such contracts that contain measurable units of work performed we recognize sales when the units of work are completed. Certain of our transportation systems service contracts contain service level or system usage incentives, for which we recognize revenues when the incentive award is fixed or determinable. These contract incentives are generally based upon monthly service levels or monthly performance and become fixed or determinable on a monthly basis. However, one of our transportation systems service contracts contains annual system usage incentives which are based upon system usage compared to annual baseline amounts. For this contract the annual system usage incentives are not considered fixed or determinable until the end of the contract year for which the incentives are measured, which falls within the second quarter of our fiscal year. Revenue under such contracts that do not contain measurable units of work performed, which is generally the case for our service contracts, is recognized on a straight-line basis over the contractual service period, unless evidence suggests that the revenue is earned, or obligations fulfilled, in a different manner. Costs incurred under these services contracts are expensed as incurred.

We make provisions in the current period to fully recognize any anticipated losses on contracts. If we receive cash on a contract prior to revenue recognition or in excess of inventoried costs, we classify it as a customer advance on the balance sheet.

Research and development:    We record the cost of company sponsored research and development (R&D) activities as the expenses are incurred. The cost of product development activities incurred in connection with the performance of work on our contracts is included in cost of sales as they are directly related to contract performance.

Other income (expense):    We hold U.S. dollar denominated investments at our wholly-owned subsidiary in the U.K., that has the British pound as its functional currency. The impact of exchange rates on these investments is recorded as other non-operating income and resulted in a loss of $0.4 million in 2012, and a gain of $0.5 million and $2.6 million in 2011 and 2010, respectively. We did not hold U.S. dollar denominated investments at our U.K. subsidiary in 2009.

Income taxes:    Our provision for income taxes includes federal, state, local and foreign income taxes. We recognize tax credits, primarily for R&D, as a reduction of our provision for income taxes in the year in which they are available for tax purposes. We provide deferred income taxes on temporary differences between assets and liabilities for financial reporting and tax purposes as measured by enacted tax rates we expect to apply when the temporary differences are settled or realized. We establish valuation allowances for deferred tax assets when the amount of future taxable income we expect is not likely to support the use of the deduction or credit. Annually we evaluate the capital requirements of our foreign subsidiaries and determine the amount of excess capital, if any, that is available for distribution. We provide for U.S. taxes on the amount we determine to be excess capital available for distribution. U.S. taxes are not provided on amounts we consider to be indefinitely reinvested.

Earnings per share:    We calculate per share amounts based upon the weighted average number of shares of common stock outstanding.

Recent accounting pronouncements:    In May 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS, which amends Accounting Standards Codification (ASC) Topic 820, Fair Value Measurement. ASU 2011-04 clarified the intent about the application of existing fair value measurement requirements and changed certain requirements for measuring fair value and for disclosing information about fair value measurements. We adopted ASU 2011-04 in the quarter ended March 31, 2012. This adoption had no material impact to our financial statements.

In September 2011, the FASB issued ASU 2011-08, Intangibles—Goodwill and Other, which amends the existing guidance on goodwill impairment testing. The new standard allows an entity the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If this is the case, the entity will need to perform a more detailed two-step goodwill impairment test which is used to identify potential goodwill impairments and to measure the amount of goodwill impairment losses to be recognized, if any. The standard is effective for annual or interim goodwill impairment tests performed by us after December 31, 2011, and did not have an effect on our measurement for potential goodwill impairment.

In May 2011, the FASB issued ASU 2011-05, Presentation of Comprehensive Income, which changed the requirement for presenting "Comprehensive Income" in the consolidated financial statements. The update requires an entity to present the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The update is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011 and is required to be applied retrospectively. We adopted this new guidance effective October 1, 2012.

Use of estimates:    The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires us to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant estimates include the estimated total costs at completion of our long-term contracts, estimated loss contingencies, estimated self-insurance liabilities, estimated discounted cash flows of our reporting units used for goodwill impairment testing, and estimated rates of return and discount rates related to our defined benefit pension plans. Actual results could differ from our estimates.

Risks and uncertainties:    We are subject to the normal risks and uncertainties of performing large, multiyear, often fixed-price contracts. In addition, we are subject to audit of incurred costs related to many of our U.S. government contracts. These audits could produce different results than we have estimated; however, our experience has been that our costs are acceptable to the government.

Note 2—Restatement of consolidated financial statements

We have restated our Consolidated Balance Sheets at September 30, 2011, 2010 and 2009 and our Consolidated Statements of Income, Changes in Shareholders' Equity and Cash Flows for the years then ended including the cumulative impact of corrected errors for periods prior to October 1, 2008.

The cumulative adjustments to correct the errors in the consolidated financial statements for all periods prior to October 1, 2008 are recorded as adjustments to retained earnings and accumulated other comprehensive income (loss) at September 30, 2008, as shown in the consolidated statements of changes in shareholders' equity. The cumulative effect of those adjustments increased previously reported retained earnings by $23.0 million and reduced previously reported accumulated other comprehensive income by $0.9 million at September 30, 2008.

The following tables present the summary impacts of the restatement adjustments on the Company's previously reported consolidated retained earnings at September 30, 2008 and consolidated net income for the years ended September 30, 2011, 2010 and 2009 (in thousands):

Retained earnings at September 30, 2008—As previously reported	$404,868
Revenue Recognition Adjustments, net of taxes on revenue recognition adjustments	25,587
Other Adjustments	(2,619)

Retained earnings at September 30, 2008—As restated	$427,836

	For the years ended September 30,
	2011	2010	2009

Net Income—As previously reported	$85,078	$70,636	$55,686
Revenue Recognition Adjustments, net of taxes on revenue recognition adjustments	2,321	31	9,900
Other Adjustments	(3,495)	1,427	(2,441)

Net Income—As restated	$83,904	$72,094	$63,145

In the table above, we have separately identified the impact of errors related to revenue recognition, and the impact related to other individually immaterial errors on net income. Descriptions of the restatement adjustments related to revenue recognition matters follow:

Revenue recognition adjustments

Historically, we recognized sales and profits for development contracts using the cost-to-cost percentage-of-completion method of accounting, modified by a formulary adjustment. Under the cost-to-cost percentage-of-completion method of accounting, sales and profits are based on the ratio of costs incurred to estimated total costs at completion. We have consistently applied a formulary adjustment to the percentage completion calculation for development contracts that had the effect of deferring a portion of the indicated revenue and profits on such contracts until later in the contract performance period. The cost-to-cost percentage-of-completion method as described in ASC 605-35 (formerly SOP 81-1) does not support the practice of using a formulary calculation to defer a portion of the indicated revenue and profits on such contracts. Instead, sales and profits should have been recognized based on the ratio of costs incurred to estimated total costs at completion, without using a formulary adjustment. As such, revenue has been restated for development contracts using the cost-to-cost percentage-of completion-method of accounting to eliminate the formulary adjustment.

We also evaluated the Company's long-standing practice of using the cost-to-cost percentage-of-completion method to recognize revenues for many of its service contracts. Under the accounting literature the cost-to-cost percentage of completion method is acceptable for U.S. government service contracts but not for service contracts with commercial customers other governmental customers, whether domestic or foreign. As such, revenue has been restated for service contracts with non-U.S. government customers to record revenue generally on a straight-line basis. In addition, in some cases our contracts with non-U.S. government customers may also include multiple deliverables, including service deliverables. During the course of our revenue review we noted situations in which we did not historically identify the units of accounting in accordance with the appropriate authoritative guidance. For example, for certain contracts that we entered with a customer prior to the adoption of Accounting Standards Update 2010-13, Multiple-Deliverable Revenue Arrangements (ASU 2010-13), to design and build a system for the customer and to operate and maintain the system for the customer after its delivery, we inappropriately separately accounted for the unit of accounting related to the designing and building of the system and the unit of accounting related to providing services for operating and maintaining the system without having vendor specific objective evidence, which was a requirement for separating units of accounting prior to the adoption of ASU 2010-13. In these cases, in connection with our restatement, we considered the multiple-element revenue recognition guidance in existence at the time that the transaction was entered into or materially modified and revenue was restated to recognize revenue based upon either the individual elements of the arrangement or the combined unit of accounting when the elements were not separable.

The Company's historical policy has been to allocate and capitalize general and administrative (G&A) costs on its U.S. government units-of-delivery type contracts, as permitted by SOP 81-1 and the AICPA Audit and Accounting Guide for Federal Government Contractors. During our review of revenue recognition for the issues identified above it was determined that from fiscal 2007 through March of 2012 this policy was inconsistently applied so that G&A costs were not inventoried on certain U.S. government contracts in accordance with the policy. As such, inventory and cost of sales have been restated for these types of contracts with the U.S. government to include G&A costs in inventory until sales are recognized.

Historically the Company has allocated G&A costs to all of its contracts with the U.S. government and with other domestic or foreign governmental agencies. These costs were included in the calculation of percentage completion as well as the measurement of losses on contracts. SOP 81-1 generally does not permit G&A costs to be included as contract costs which are used to measure progress towards completion on percentage-of-completion contracts and to estimate losses, though it does include an exception for government contractors. The Company has historically considered itself to be a government contractor and followed this exception for virtually all of its contracts accounted for on a cost-to-cost percentage-of-completion basis. However, we now recognize that this exception was intended to apply only to contracts with the U.S. federal government and not to contracts with other governmental entities, such as governmental transit agencies and foreign governments. Consequently, for contracts with customers other than the U.S. federal government, revenue is being restated to reflect the impact of excluding general and administrative costs from the calculation of the percentage-of-completion and projected losses on long-term development projects.

We determined the amounts of the revenue recognition adjustments on a contract-by-contract basis and did not calculate or accumulate the errors by type of revenue error because certain errors are interrelated and the adjustments to many contracts were impacted by more than one of the types of revenue recognition error described above. The aggregate impact of these revenue adjustments and the related adjustments made to income tax expense as a result of the revenue recognition adjustments described above are included in the "Revenue Recognition Adjustments" columns in the following tables for the Consolidated Statements of Income.

Other adjustments

In addition to the errors related to revenue recognition described above, we also made adjustments related to other individually immaterial errors including certain corrections that had been previously identified but not recorded because they were not material, individually or in the aggregate, to the Company's consolidated financial statements. These corrections included certain accrued liabilities and reserves and miscellaneous reclassification entries; entries to correct errors in the treatment of return-to-provision income tax reconciliation items; adjustments to various income tax and indirect tax accrual accounts; adjustments to participant compensation used in computing pension liability; and adjustments related to the impact of exchange rates on our U.S. dollar denominated investments held by our wholly-owned subsidiary in the U.K., that has the British pound as its functional currency.

Reclassifications

In the first quarter of fiscal year 2012, we revised our method of categorizing sales and the related cost of sales between products and services. We reconsidered whether certain projects related predominantly to product or service sales. The "Reclassifications" column in the following tables includes the reclassifications of sales and cost of sales for products and services in the consolidated statements of income in order to conform to the current year presentation, and to correct certain errors in classification of cost of sales between products and services. For the year ended September 30, 2011 $13.9 million of costs were erroneously classified as product costs. As such, these costs were reclassified to service costs.

Goodwill impairment assessment date disclosure error

In our consolidated financial statements for the year ended September 30, 2011 and previous years we had disclosed that we evaluated goodwill for potential impairment annually as of June 30, or when circumstances indicate that the carrying value may not be recoverable. However, our annual goodwill impairment evaluation date is July 1 of each year rather than June 30. This was an error in disclosure only and had no impact on our assessment of goodwill impairment, our financial condition, results of operations or cash flows.

The following tables present the impact of the restatement on the our previously issued consolidated balance sheets as of September 30, 2011, 2010 and 2009, and our consolidated statements of income and cash flows for the years then ended:

	Consolidated balance sheet September 30, 2011			Consolidated balance sheet September 30, 2010			Consolidated balance sheet September 30, 2009
(in thousands)	Previously reported	Adjustments	As restated	Previously reported	Adjustments	As restated	Previously reported	Adjustments	As restated

ASSETS
Current assets:
Cash and cash equivalents	$329,148	$—	$329,148	$295,434	$—	$295,434	$244,074	$—	$244,074
Short-term investments	25,829	—	25,829	84,081	—	84,081	8,127	—	8,127
Accounts receivable:
Trade and other receivables	20,259	—	20,259	11,594	—	11,594	12,833	—	12,833
Long-term contracts	204,120	3,306	207,426	199,353	2,545	201,898	223,186	(477)	222,709
Allowance for doubtful accounts	(395)	—	(395)	(663)	—	(663)	(4,558)	—	(4,558)

	223,984	3,306	227,290	210,284	2,545	212,829	231,461	(477)	230,984
Recoverable income taxes	20,725	4,192	24,917	8,320	(1,510)	6,810	—	249	249
Inventories	36,729	1,630	38,359	32,820	7,833	40,653	49,107	8,498	57,605
Deferred income taxes	13,778	(4,295)	9,483	17,825	(3,535)	14,290	22,132	(1,941)	20,191
Prepaid expenses and other current assets	20,452	628	21,080	25,893	234	26,127	29,957	—	29,957

Total current assets	670,645	5,461	676,106	674,657	5,567	680,224	584,858	6,329	591,187

Long-term contract receivables	23,700	—	23,700	28,080	—	28,080	13,400	—	13,400
Property, plant and equipment—net	48,467	—	48,467	47,469	—	47,469	48,895	—	48,895
Deferred income taxes	11,318	1,506	12,824	18,570	718	19,288	14,082	422	14,504
Goodwill	146,355	—	146,355	64,142	—	64,142	59,433	—	59,433
Purchased intangibles	54,139	—	54,139	26,295	—	26,295	28,618	—	28,618
Other assets	4,216	717	4,933	5,196	825	6,021	7,029	507	7,536

Total assets	$958,840	$7,684	$966,524	$864,409	$7,110	$871,519	$756,315	$7,258	$763,573

	Consolidated balance sheet September 30, 2011			Consolidated balance sheet September 30, 2010			Consolidated balance sheet September 30, 2009
(in thousands)	Previously reported	Adjustments	As restated	Previously reported	Adjustments	As restated	Previously reported	Adjustments	As restated

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$38,870	$5,114	$43,984	$33,638	$5,447	$39,085	$28,626	$3,916	$32,542
Customer advances	183,845	(49,529)	134,316	139,723	(41,208)	98,515	123,458	(39,480)	83,978
Accrued compensation	49,513	—	49,513	48,994	—	48,994	49,134	—	49,134
Other current liabilities	53,826	3,180	57,006	60,041	1,050	61,091	60,402	(758)	59,644
Income taxes payable	7,902	10,814	18,716	20,107	7,112	27,219	3,491	8,608	12,099
Current portion of long-term debt	4,541	—	4,541	4,545	—	4,545	4,554	—	4,554

Total current liabilities	338,497	(30,421)	308,076	307,048	(27,599)	279,449	269,665	(27,714)	241,951

Long-term debt	11,377	—	11,377	15,949	—	15,949	20,570	—	20,570
Accrued pension liability	38,223	2,943	41,166	37,015	2,840	39,855	32,214	1,548	33,762
Deferred compendation	7,884	—	7,884	8,508	—	8,508	7,902	—	7,902
Income taxes payable	4,479	7,650	12,129	3,382	6,579	9,961	5,119	5,882	11,001
Other long-term liabilities	6,582	—	6,582	4,748	—	4,748	—	—	—
Shareholders' equity:
Preferred stock, no par value:
Authorized—5,000 shares
Issued and outstanding—none	—	—	—	—	—	—	—	—	—
Common stock, no par value:
Authorized—50,000 shares
2011 and 2010—Issued 35,682 shares, outstanding—26,736 shares, 2009—Issued 35,677 shares, outstanding—26,732 shares	12,574	—	12,574	12,574	—	12,574	12,530	—	12,530
Retained earnings	598,849	30,711	629,560	521,567	31,885	553,452	455,743	30,427	486,170
Accumulated other comprehensive loss	(23,294)	(3,199)	(26,493)	(9,745)	(6,595)	(16,340)	(11,357)	(2,885)	(14,242)
Treasury stock at cost
2011 and 2010—8,945 shares	(36,078)	—	(36,078)	(36,074)	—	(36,074)	(36,071)	—	(36,071)

Shareholders' equity attributable to Cubic	552,051	27,512	579,563	488,322	25,290	513,612	420,845	27,542	448,387
Noncontrolling interest in variable interest entity	(253)	—	(253)	(563)	—	(563)	—	—	—

Total shareholders' equity	551,798	27,512	579,310	487,759	25,290	513,049	420,845	27,542	448,387

Total liabilities and shareholders' equity	$958,840	$7,684	$966,524	$864,409	$7,110	$871,519	$756,315	$7,258	$763,573

	Consolidated statement of income Year ended September 30, 2011					Consolidated statement of income Year ended September 30, 2010					Consolidated statement of income Year ended September 30, 2009
(amounts in thousands, except per share data)	Previously reported	Revenue recognition adjustments	Other adjustments	Reclassifications	As restated	Previously reported	Revenue recognition adjustments	Other adjustments	Reclassifications	As restated	Previously reported	Revenue recognition adjustments	Other adjustments	Reclassifications	As restated

Net sales:
Products	$618,924	$(10,844)	$1,357	$(8,504)	$600,933	$636,739	$239	$147	$(29,369)	$607,756	$526,879	$(7,505)	$(992)	$(10,215)	$508,167
Services	666,279	19,215	650	8,504	694,648	557,450	1,971	1,646	29,369	590,436	489,778	21,549	(3,785)	10,215	517,757

	1,285,203	8,371	2,007	—	1,295,581	1,194,189	2,210	1,793	—	1,198,192	1,016,657	14,044	(4,777)	—	1,025,924
Costs and expenses:
Products	437,992	4,164	1,047	(24,924)	418,279	457,651	678	(90)	(27,822)	430,417	394,478	(2,004)	(839)	(13,583)	378,052
Services	539,973	1,195	646	22,248	564,062	484,343	1,306	—	25,365	511,014	411,038	1,850	(2,139)	7,543	418,292
Selling, general and administrative	154,962	—	2,153	2,676	159,791	120,848	—	1,001	2,457	124,306	111,828	—	1,240	6,040	119,108
Research and development	25,260	—	—	—	25,260	18,976	—	—	—	18,976	8,173	—	—	—	8,173
Amortization of purchased intangibles	14,681	—	—	—	14,681	6,846	—	—	—	6,846	6,432	—	—	—	6,432

	1,172,868	5,359	3,846	—	1,182,073	1,088,664	1,984	911	—	1,091,559	931,949	(154)	(1,738)	—	930,057

Operating income	112,335	3,012	(1,839)	—	113,508	105,525	226	882	—	106,633	84,708	14,198	(3,039)	—	95,867
Other income (expense):
Interest and dividend income	2,568	—	—	—	2,568	1,590	—	—	—	1,590	1,664	—	—	—	1,664
Interest expense	(1,461)	—	—	—	(1,461)	(1,755)	—	—	—	(1,755)	(2,031)	—	—	—	(2,031)
Other income (expense)—net	4,205	(171)	(2,372)	—	1,662	561	(95)	3,171	—	3,637	899	(20)	(218)	—	661

Income before income taxes	117,647	2,841	(4,211)	—	116,277	105,921	131	4,053	—	110,105	85,240	14,178	(3,257)	—	96,161
Income taxes	32,569	520	(716)	—	32,373	35,285	100	2,626	—	38,011	29,554	4,278	(816)	—	33,016

Net income	85,078	2,321	(3,495)	—	83,904	70,636	31	1,427	—	72,094	55,686	9,900	(2,441)	—	63,145
Less noncontrolling interest in income of VIE	310	—	—	—	310	—	—	—	—	—	—	—	—	—	—

Net income attributable to Cubic	$84,768	$2,321	$(3,495)	$—	$83,594	$70,636	$31	$1,427	$—	$72,094	$55,686	$9,900	$(2,441)	$—	$63,145

Basic and diluted net income per common share	$3.17	$0.09	$(0.13)	$—	$3.13	$2.64	$—	$0.06	$—	$2.70	$2.08	$0.37	$(0.09)	$—	$2.36

Average number of common shares outstanding	26,736	—	—	—	26,736	26,735	—	—	—	26,735	26,731	—	—	—	26,731

	Consolidated statement of cash flows September 30, 2011			Consolidated statement of cash flows September 30, 2010			Consolidated statement of cash flows September 30, 2009
(in thousands)	Previously reported	Adjustments	As restated	Previously reported	Adjustments	As restated	Previously reported	Adjustments	As restated

Operating Activities:
Net income	$85,078	$(1,174)	$83,904	$70,636	$1,458	$72,094	$55,686	$7,459	$63,145
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,341	—	22,341	14,469	—	14,469	15,586	—	15,586
Deferred income taxes	4,048	(1,536)	2,512	(164)	1,294	1,130	3,346	1,974	5,320
Provision for doubtful accounts	—	—	—	(3,889)	—	(3,889)	3,038	—	3,038
Changes in operating assets and liabilities net of effects from acquisitions:
Accounts receivable	4,219	(653)	3,566	28,565	(3,340)	25,225	36,211	4,866	41,077
Inventories	(3,760)	6,202	2,442	16,638	666	17,304	(4,275)	(3,459)	(7,734)
Prepaid expenses and other current assets	5,516	(394)	5,122	4,401	(234)	4,167	5,141	610	5,751
Accounts payable and other current liabilities	(3,387)	1,840	(1,547)	(27,498)	3,357	(24,141)	14,175	908	15,083
Customer advances	45,517	(8,374)	37,143	20,672	(2,210)	18,462	48,663	(14,044)	34,619
Income taxes	(24,205)	492	(23,713)	(14,614)	986	(13,628)	(2,890)	2,215	(675)
Other items—net	(2,779)	103	(2,676)	2,507	1,292	3,799	1,352	262	1,614

NET CASH PROVIDED BY OPERATING ACTIVITIES	132,588	(3,494)	129,094	111,723	3,269	114,992	176,033	791	176,824

Investing Activities:
Acquisition of businesses, net of cash acquired	(126,825)	—	(126,825)	(8,250)	—	(8,250)	(19,965)	—	(19,965)
Consolidation of variable interest entity	—	—	—	38,264	—	38,264	—	—	—
Proceeds from sales or maturities of short-term investments	58,252	—	58,252	82,992	—	82,992	—	—	—
Purchases of short-term investments	—	—	—	(158,946)	—	(158,946)	(8,127)	—	(8,127)
Purchases of property, plant and equipment	(8,728)	—	(8,728)	(6,878)	—	(6,878)	(5,332)	—	(5,332)
Other items	—	—	—	—	—	—	41	—	41

NET CASH USED IN INVESTING ACTIVITIES	(77,301)	—	(77,301)	(52,818)	—	(52,818)	(33,383)	—	(33,383)

Financing Activities:
Principal payments on long-term debt	(4,555)	—	(4,555)	(4,541)	—	(4,541)	(5,970)	—	(5,970)
Proceeds from issuance of common stock	—	—	—	44	—	44	45	—	45
Purchases of treasury stock	(4)	—	(4)	(3)	—	(3)	—	—	—
Dividends paid to shareholders	(7,486)	—	(7,486)	(4,812)	—	(4,812)	(4,811)	—	(4,811)

NET CASH USED IN FINANCING ACTIVITIES	(12,045)	—	(12,045)	(9,312)	—	(9,312)	(10,736)	—	(10,736)

Effect of exchange rates on cash	(9,528)	3,494	(6,034)	1,767	(3,269)	(1,502)	(536)	(791)	(1,327)

NET INCREASE IN CASH AND CASH EQUIVALENTS	33,714	—	33,714	51,360	—	51,360	131,378	—	131,378
Cash and cash equivalents at the beginning of the year	295,434	—	295,434	244,074	—	244,074	112,696	—	112,696

CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR	$329,148	$—	$329,148	$295,434	$—	$295,434	$244,074	$—	$244,074

Note 3—Acquisitions

On December 20, 2010 we acquired all of the outstanding capital stock of Abraxas Corporation (Abraxas), a company that provides services that are complementary to our Mission Support Services (MSS) business including risk mitigation services, and subject matter and operational expertise for law enforcement and homeland security clients. The results of Abraxas' operations have been included in our consolidated financial statements since the acquisition date.

We paid $126.0 million in cash from our existing cash resources to acquire Abraxas. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition date (in millions):

Customer relationships	$20.1
Backlog	11.5
Corporate trade names	5.7
Non-compete agreements	5.2
Recoverable income taxes	4.3
Deferred tax liabilities, net	(7.6)
Net tangible assets acquired	5.1

Net identifiable assets acquired	44.3
Goodwill	81.7

Net assets acquired	$126.0

The recoverable income taxes are primarily related to carryback claims for the tax benefit of acquired net operating losses. The net deferred tax liabilities were recorded to reflect the tax impact of the identified intangible assets that will not generate tax deductible amortization expense, net of the future tax benefit of acquired net operating loss carryforwards. The intangible assets, which include trade name, customer relationships, non-compete agreements and backlog, will be amortized using a combination of straight-line and accelerated methods based on the expected cash flows from the assets, over a weighted average useful life of 6 years from the date of acquisition.

The following unaudited pro forma information presents our consolidated results of operations as if Abraxas had been included in our consolidated results since October 1, 2009 (in millions):

	Years ended September 30,
	2011	2010

Net sales	$1,309.0	$1,256.1
Net income attributable to Cubic	83.6	72.4

The pro forma information includes adjustments to give effect to pro forma events that are directly attributable to the acquisition and have a continuing impact on operations including the amortization of purchased intangibles and the elimination of interest expense for the repayment of Abraxas' debt. No adjustments were made for transaction expenses, other adjustments that do not reflect ongoing operations or for operating efficiencies or synergies. The pro forma financial information is not necessarily indicative of what the consolidated financial results of our operations would have been had the acquisition been completed on October 1, 2009, and it does not purport to project our future operating results.

Note 4—Investment in variable interest entity

Prior to March 5, 2010, we owned 37.5% of the common stock of Transaction Systems Limited (TranSys), a U.K. company formed in 1998 which, beginning in 1998, outsourced most of the functions of the Transport for London (TfL) fare collection system. Prior to March 5, 2010 we did not consolidate TranSys because we were not the primary beneficiary of this VIE. All of the work performed by TranSys was subcontracted to us and the other primary shareholder and the arrangement provided for the pass-through of virtually all revenues from TfL to the two primary shareholders until August 2010. Beginning in August 2010 we began performing the services formerly provided by TranSys under a new contract with TfL.

As a result of a change in ownership of TranSys that occurred on March 5, 2010, we conducted a new evaluation of the primary beneficiary of TranSys. We determined that Cubic became the primary beneficiary of TranSys on March 5, 2010, and consolidated TranSys on that date.

As a result of becoming the primary beneficiary of TranSys, the consolidation of TranSys was treated as an acquisition in our financial statements. The fair value of the enterprise was virtually the same as the fair value of the assets and liabilities acquired, therefore, no gain or loss was recorded from the transaction.

The fair value of assets and liabilities acquired at March 5, 2010 were as follows (in millions):

Cash and cash equivalents	$38.3
Other current assets	16.9
Purchased intangibles	0.2
Income taxes payable	(20.7)
Other current liabilities	(35.8)

$(1.1)

The activities of TranSys included in our consolidated results from the date of acquisition are as follows (in millions):

	Years ended September 30,
	2012	2011	2010

Sales	$4.5	$4.4	$29.9
Operating income	0.6	0.9	—
Cash used in operating activities	—	18.4	19.9

The total assets and total liabilities, respectively, of TranSys included in our Consolidated Balance Sheets were $0.7 million and $0.8 million at September 30, 2012, $0.4 million and $0.9 million at September 30, 2011, and $18.8 million and $19.9 million at September 30, 2010.

Note 5—Fair value of financial instruments

The valuation techniques required to determine fair value are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect internal market assumptions. The two types of inputs create the following fair value hierarchy:

•
Level 1—Quoted prices for identical instruments in active markets.

•
Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

•
Level 3—Significant inputs to the valuation model are unobservable.

The fair value of cash equivalents and short term investments approximates their cost. The fair value of tax exempt bonds and U.S. government agency securities are generally determined using standard observable inputs, including reported trades, quoted market prices, broker/dealer quotes and issuer spreads. The maturity dates of tax exempt bonds are within the next year. Derivative financial instruments are measured at fair value, the material portions of which are based on active or inactive markets for identical or similar instruments or model-derived valuations whose inputs are observable. Where model-derived valuations are appropriate, the company uses the applicable credit spread as the discount rate. Credit risk related to derivative financial instruments is considered minimal and is managed by requiring high credit standards for counterparties and through periodic settlements of positions.

The following table presents assets and liabilities measured and recorded at fair value on our balance sheets on a recurring basis (in thousands):

	September 30, 2012			September 30, 2011			September 30, 2010			September 30, 2009
	Level 1	Level 2	Total	Level 1	Level 2	Total	Level 1	Level 2	Total	Level 1	Level 2	Total

Assets
Cash equivalents	$171,300	$—	$171,300	$266,842	$—	$266,842	$129,756	$—	$129,756	$178,893	$—	$178,893
Short-term investments—U.S. government agency securities	—	—	—	—	—	—	—	36,000	36,000	—	8,127	8,127
Short-term investments—tax exempt bonds	—	—	—	—	25,829	25,829	—	48,081	48,081	—	—	—
Current derivative assets	—	3,779	3,779	—	7,466	7,466	—	11,428	11,428	—	18,106	18,106
Non-current derivative assets	—	3,713	3,713	—	—	—	—	—	—	—	—	—

Total assets measured at fair value	171,300	7,492	178,792	266,842	33,295	300,137	129,756	95,509	225,265	178,893	26,233	205,126

Liabilities
Current derivative liabilities	—	6,839	6,839	—	7,522	7,522	—	3,193	3,193	—	17,933	17,933
Non-current derivative liabilities	—	6,498	6,498	—	6,164	6,164	—	4,748	4,748	—	—	—

Total liabilities measured at fair value	$—	$13,337	$13,337	$—	$13,686	$13,686	$—	$7,941	$7,941	$—	$17,933	$17,933

We carry financial instruments, including cash equivalents, accounts receivable, accounts payable and accrued liabilities at cost, which we believe approximates fair value because of the short-term maturity of these instruments. The fair value of long-term debt is calculated by discounting the value of the note based on market interest rates for similar debt instruments, which is a Level 2 technique. The following table presents the estimated fair value and carrying value of our long-term debt (in millions):

	September 30,
	2012	2011	2010	2009

Fair value	$12.5	$17.5	$21.6	$25.1
Carrying value	11.5	15.9	20.5	25.1

Note 6—Accounts receivable

The components of accounts receivable under long-term contracts are as follows (in thousands):

	September 30,
	2012	2011	2010	2009

		(As restated)	(As restated)	(As restated)
U.S. government contracts:
Amounts billed	$48,387	$64,672	$50,925	$62,093
Recoverable costs and accrued profits on progress completed—not billed	95,764	50,748	54,403	43,022

	144,151	115,420	105,328	105,115
Commercial customers:
Amounts billed	42,745	24,384	31,753	41,907
Recoverable costs and accrued profits on progress completed—not billed	168,791	91,322	92,897	89,087

	211,536	115,706	124,650	130,994

	355,687	231,126	229,978	236,109
Less unbilled amounts not currently due—commercial customers	(22,070)	(23,700)	(28,080)	(13,400)

	$333,617	$207,426	$201,898	$222,709

A portion of recoverable costs and accrued profits on progress completed is billable under progress or milestone payment provisions of the related contracts. The remainder of these amounts is billable upon delivery of products or furnishing of services, with an immaterial amount subject to retainage provisions of the contracts. Contract terms, including payment terms on our long-term development contracts are generally customized for each contract based upon negotiations with the respective customer. It is anticipated that we will bill and collect substantially the entire unbilled portion of receivables identified as current assets under progress billing provisions of the contracts or upon completion of milestones and/or acceptance by the customers during fiscal 2013. The amount classified as not currently due is an estimate of the amount of long-term contract accounts receivable that will not be collected within one year from September 30, 2012 under transportation systems contracts in the U.S., Australia and the U.K. The non-current balance at September 30, 2011 represented non-current amounts due from customers in the same countries. The non-current balances at September 30, 2010 and 2009 relate to transportation systems contracts in the U.S., Australia and the U.K., and a defense systems contract in Canada.

Note 7—Inventories

Significant components of inventories are as follows (in thousands):

	September 30,
	2012	2011	2010	2009

		(As restated)	(As restated)	(As restated)
Finished products	$—	$—	$—	$55
Work in process and inventoried costs under long-term contracts	78,796	71,855	79,529	105,460
Customer advances	(27,288)	(34,582)	(41,575)	(49,734)
Materials and purchased parts	858	1,086	2,699	1,824

	$52,366	$38,359	$40,653	$57,605

At September 30, 2012, work in process and inventoried costs under long-term contracts includes approximately $1.9 million in costs incurred outside the scope of work or in advance of a contract award, compared to $1.2 million, $0.1 million and $0.9 million as of September 30, 2011, 2010 and 2009, respectively. We believe it is probable that we will recover the costs inventoried at September 30, 2012, plus a profit margin, under contract change orders or awards within the next year.

Costs we incur for certain U.S. federal government contracts include general and administrative costs as allowed by government cost accounting standards. The amounts remaining in inventory at September 30, 2012, 2011, 2010 and 2009 were $4.7 million, $4.8 million, $4.0 million and $5.0 million, respectively.

Note 8—Property, plant and equipment

Significant components of property, plant and equipment are as follows (in thousands):

	September 30,
	2012	2011	2010	2009

Land and land improvements	$16,045	$15,963	$15,821	$15,292
Buildings and improvements	44,376	43,416	42,754	42,661
Machinery and other equipment	94,113	84,953	82,129	80,018
Leasehold improvements	8,688	5,707	4,829	4,685
Accumulated depreciation and amortization	(107,895)	(101,572)	(98,064)	(93,761)

	$55,327	$48,467	$47,469	$48,895

Our provisions for depreciation of plant and equipment and amortization of leasehold improvements amounted to $8.0 million, $7.7 million, $7.6 million and $9.2 million in 2012, 2011, 2010 and 2009, respectively. Generally, we use straight-line methods for real property over estimated useful lives ranging from 15 to 39 years or the term of the underlying lease for leasehold improvements. We use accelerated methods (declining balance and sum-of-the-years-digits) for machinery and equipment over estimated useful lives ranging from 5 to 10 years.

Note 9—Goodwill and purchased intangible assets

The changes in the carrying amount of goodwill for the four years ended September 30, 2012 are as follows (in thousands):

	Transportation systems	Defense systems	Mission support services	Total

Balances at October 1, 2008	$8,210	$16,087	$36,735	61,032
Reduction of acquired tax accrual	—	(1,083)	—	(1,083)
Foreign currency exchange rate changes	(772)	256	—	(516)

Balances at September 30, 2009	7,438	15,260	36,735	59,433
Goodwill acquired during the year	—	4,767	—	4,767
Foreign currency exchange rate changes	(115)	57	—	(58)

Balances at September 30, 2010	7,323	20,084	36,735	64,142
Goodwill acquired during the year	—	435	81,698	82,133
Foreign currency exchange rate changes	(54)	134	—	80

Balances at September 30, 2011	7,269	20,653	118,433	146,355
Foreign currency exchange rate changes	248	330	—	578

Balances at September 30, 2012	$7,517	$20,983	$118,433	$146,933

Purchased intangible assets:    The table below summarizes our purchased intangible assets (in thousands):

	September 30, 2012			September 30, 2011			September 30, 2010			September 30, 2009
	Gross carrying amount	Accumulated amortization	Net carrying amount	Gross carrying amount	Accumulated amortization	Net carrying amount	Gross carrying amount	Accumulated amortization	Net carrying amount	Gross carrying amount	Accumulated amortization	Net carrying amount

Contract and program intangibles	$71,145	$(40,785)	$30,360	$70,159	$(27,921)	$42,238	$38,560	$(15,170)	$23,390	$35,614	$(8,875)	$26,739
In-process research & development	—	—	—	798	—	798	1,671	—	1,671	—	—	—
Other purchased intangibles	14,560	(5,546)	9,014	14,560	(3,457)	11,103	2,787	(1,553)	1,234	2,787	(908)	1,879

Total	$85,705	$(46,331)	$39,374	$85,517	$(31,378)	$54,139	$43,018	$(16,723)	$26,295	$38,401	$(9,783)	$28,618

The table below shows our expected amortization for purchased intangibles as of September 30, 2012, for each of the next five years and thereafter (in thousands):

	Transportation systems	Defense systems	Mission support services	Total

2013	$1,671	$1,019	$9,556	$12,246
2014	1,671	593	7,066	9,330
2015	1,476	209	4,810	6,495
2016	1,380	66	2,356	3,802
2017	1,380	—	582	1,962
Thereafter	2,415	—	3,124	5,539

	$9,993	$1,887	$27,494	$39,374

Our purchased intangible assets are subject to amortization and we use a combination of straight-line and accelerated methods, based on the expected cash flows from the assets, over a weighted average period of 6 years. Total amortization expense for 2012, 2011, 2010 and 2009 was $14.8 million, $14.7 million, $6.8 million and $6.4 million, respectively.

Note 10—Financing arrangements

Long-term debt consists of the following (in thousands):

	September 30,
	2012	2011	2010	2009

Unsecured notes payable to a group of insurance companies, with annual principal payments of $4.0 million due in November. Interest at 6.31% is payable semiannually in November and May.	$8,000	$12,000	$16,000	$20,000
Mortgage note from a U.K. financial institution, with quarterly installments of principal and interest at 6.48%	3,503	3,918	4,494	5,124

	11,503	15,918	20,494	25,124
Less current portion	(4,561)	(4,541)	(4,545)	(4,554)

	$6,942	$11,377	$15,949	$20,570

Maturities of long-term debt for each of the five years in the period ending September 30, 2017, are as follows: 2013—$4.6 million; 2014—$4.6 million; 2015—$0.6 million; 2016—$0.6 million; 2017—$0.6 million.

Interest paid amounted to $7.4 million, $1.1 million, $1.4 million and $1.8 million in 2012, 2011, 2010 and 2009, respectively. Interest paid in 2012 included $5.9 million of interest in connection with our payment to the U.S. District Court in April 2012 for an arbitration award with the Ministry of Defense for the Armed Forces of the Islamic Republic of Iran (See Note 16 for further information.)

The terms of the notes payable include provisions that require and/or limit, among other financial ratios and measurements, the permitted levels of debt and tangible net worth and coverage of fixed charges. At September 30, 2012, this agreement leaves consolidated retained earnings of $375.1 million available for the payment of dividends to shareholders, purchases of our common stock and other charges to shareholders' equity. As a result of our restatement, we have been unable to comply with covenants requiring us to provide our lenders with audited financial statements and interim financial information on a timely basis. However, we have entered into amendments to our financing arrangements which have included waivers to extend the dates by which the Company is required to deliver its audited financial statements and interim financial information to December 31, 2012, and as such we are not in default under our lending arrangements or credit agreements.

We maintain short-term borrowing arrangements in New Zealand and Australia totaling $0.5 million New Zealand dollars (equivalent to approximately $0.4 million) and $10 million Australian dollars (equivalent to approximately $10.4 million) to help meet the short-term working capital requirements of our subsidiaries in those countries. At September 30, 2012, no amounts were outstanding under these borrowing arrangements.

In May 2012 we entered into a committed five-year revolving credit agreement with a group of financial institutions in the amount of $200 million, expiring in May 2017 (Revolving Credit Agreement). This five-year revolving credit agreement replaced a revolving credit agreement in the amount of $150 million which would have expired in December 2012. The available line of credit is reduced by any letters of credit issued under the Revolving Credit Agreement. As of September 30, 2012, there were no borrowings under this agreement; however, there were letters of credit outstanding under the agreement totaling $23.5 million, which reduce the available line of credit to $176.5 million.

On January 12, 2012 we entered into a secured letter of credit facility agreement with a bank (Secured Credit Facility). At September 30, 2012 there were letters of credit outstanding under this agreement of $64.3 million. In support of the Secured Letter of Credit Facility, we have $68.7 million of our cash on deposit in the U.K. as collateral in a restricted account with the bank providing the facility. We are required to leave the cash in the restricted account so long as the bank continues to maintain associated letters of credit under the facility. The maximum amount of letters of credit currently allowed by the facility is $66.7 million, and any increase above this amount would require bank approval and additional restricted funds to be placed on deposit. The initial term of the facility is one year; however we may choose at any time to terminate the facility and move the associated letters of credit to another credit facility. Letters of Credit outstanding under the Secured Letter of Credit Facility do not reduce the available line of credit under the Revolving Credit Agreement.

As of September 30, 2012, we had letters of credit and bank guarantees outstanding totaling $100.8 million, including the letters of credit described above outstanding under the Revolving Credit Agreement and the Secured Credit Facility, which guarantee either our performance or customer advances under certain contracts. In addition, we had financial letters of credit outstanding totaling $7.2 million as of September 30, 2012, which primarily guarantee our payment of certain self-insured liabilities. We have never had a drawing on a letter of credit instrument, nor are any anticipated; therefore, we estimate the fair value of these instruments to be zero.

Our self-insurance arrangements are limited to certain workers' compensation plans, automobile liability and product liability claims. Under these arrangements, we self-insure only up to the amount of a specified deductible for each claim. Self-insurance liabilities included in other current liabilities on the balance sheet amounted to $8.7 million, $8.4 million, $8.2 million and $7.6 million as of September 30, 2012, 2011, 2010 and 2009 respectively.

Note 11—Commitments

We lease certain office, manufacturing and warehouse space, vehicles, and other office equipment under noncancelable operating leases expiring in various years through 2024. These leases, some of which may be renewed for periods up to 10 years, generally require us to pay all maintenance, insurance and property taxes. Several leases are subject to periodic adjustment based on price indices or cost increases. Rental expense (net of sublease income of $0.4 million in 2012 and $0.6 million in 2011, 2010 and 2009 respectively) for all operating leases amounted to $10.2 million, $9.1 million, $8.0 million and $6.6 million in 2012, 2011, 2010 and 2009 respectively.

Future minimum payments, net of minimum sublease income, under noncancelable operating leases with initial terms of one year or more consist of the following at September 30, 2012 (in thousands):

2013	$8,734
2014	7,082
2015	5,311
2016	3,904
2017	4,987
Thereafter	6,691

$36,709

Note 12—Income taxes

Significant components of the provision for income taxes are as follows:

	Years ended September 30,
(in thousands)	2012	2011	2010	2009

		(As restated)	(As restated)	(As restated)
Current:
Federal	$15,190	$(999)	$14,891	$9,006
State	1,927	810	4,392	3,207
Foreign	19,323	22,740	17,960	16,078

Total current	36,440	22,551	37,243	28,291

Deferred:
Federal	331	9,356	992	3,714
State	328	299	340	591
Foreign	1,085	167	(564)	420

Total deferred provision	1,743	9,822	768	4,725

Total income tax expense	$38,183	$32,373	$38,011	$33,016

We calculate deferred tax assets and liabilities based on differences between financial reporting and tax bases of assets and liabilities, and measure them using the enacted tax rates and laws that we expect will be in effect when the differences reverse.

Significant components of our deferred tax assets and liabilities are as follows:

	September 30,
(in thousands)	2012	2011	2010	2009

		(As restated)	(As restated)	(As restated)
Deferred tax assets:
Accrued employee benefits	$9,153	$9,303	$9,112	$8,064
Long-term contracts and inventory valuation reductions	9,062	8,215	7,115	7,580
Allowances for loss contingencies	5,339	6,883	6,223	5,316
Deferred compensation	3,756	3,444	3,246	3,306
Book over tax depreciation	471	709	1,373	1,357
Adjustment to pension liability	17,886	15,226	12,925	11,716
California research and development credit carryforward	3,882	2,750	3,484	2,529
Net operating losses	10,909	2,424	1,457	638
Foreign currency mark-to-market	2,192	2,177	1,529	—
Other	395	2,199	513	5,419

Subtotal	63,045	53,330	46,977	45,925
Valuation allowance	(4,205)	(2,750)	(3,484)	(2,529)

Deferred tax assets	58,840	50,580	43,493	43,396

Deferred tax liabilities:
Amortization of goodwill and intangibles	8,608	12,344	1,964	4,839
Deferred revenue	25,277	14,408	1,761	414
Foreign currency mark-to-market	269	284	673	630
State taxes	146	—	3,421	60
Other	589	1,237	2,096	2,758

Deferred tax liabilities	34,889	28,273	9,915	8,701

Net deferred tax asset	$23,951	$22,307	$33,578	$34,695

As of September 30, 2012, we had $33.8 million of foreign operating loss carryforwards and $8.9 million of unused state tax credits that are not subject to expiration.

The reconciliation of income tax computed at the U.S. federal statutory tax rate to income tax expense is as follows:

	Years ended September 30,
(in thousands)	2012	2011	2010	2009

		(As restated)	(As restated)	(As restated)
Tax at U.S. statutory rate	$45,601	$40,697	$38,536	$33,656
State income taxes, net of federal tax effect	1,364	1,297	3,042	2,672
Nondeductible expenses	286	893	1,366	107
Change in reserve for uncertain tax positions	(2,909)	1,504	(832)	430
Tax effect from foreign dividend	2,773	—	—	3,063
Foreign earnings taxed at less than statutory rate	(7,153)	(6,415)	(2,548)	(3,760)
R&D credits generated in the current year	(906)	(2,696)	(491)	(3,395)
Reinstatement of federal research and development credit	—	(1,406)	—	—
Other	(873)	(1,501)	(1,062)	243

	$38,183	$32,373	$38,011	$33,016

We are subject to ongoing audits from various taxing authorities in the jurisdictions in which we do business. As of September 30, 2012, the tax years open under the statute of limitations in significant jurisdictions include 2007-2011 in the U.K., 2006-2011 in New Zealand and 2008-2011 in the U.S. We have effectively settled all tax matters with the IRS for fiscal years prior to and including fiscal year 2010. We believe we have adequately provided for uncertain tax issues we have not yet resolved with federal, state and foreign tax authorities. Although not more likely than not, the most adverse resolution of these issues could result in additional charges to earnings in future periods. Based upon a consideration of all relevant facts and circumstances, we do not believe the ultimate resolution of uncertain tax issues for all open tax periods will have a material adverse effect upon our financial condition or results of operations.

We have recorded liabilities for unrecognized tax benefits related to permanent and temporary tax adjustments as set forth below. The net changes in the liability were as follows:

	Years ended September 30,
(in thousands)	2012	2011	2010	2009

		(As restated)	(As restated)	(As restated)
Balance at October 1	$10,715	$8,958	$9,958	$8,881
Decrease related to tax positions in prior years:
Recognition of benefits from expiration of statutes	(1,227)	(1,172)	(1,747)	(1,555)
Recognition of benefits from settlement with tax authorities	(1,257)	—	—	(259)
Other	(585)	—	—	—
Tax positions related to the current year	409	2,452	778	3,142
Tax positions related to current year acquisitions	—	484	—	—
Currency translation adjustment	212	(7)	(31)	(251)

Balance at September 30	$8,267	$10,715	$8,958	$9,958

At September 30, 2012, the amount of unrecognized tax benefits from permanent tax adjustments that, if recognized, would affect the effective tax rate was $6.3 million. During the next 12 months, it is reasonably possible that resolution of reviews by taxing authorities, both domestic and international, could be reached with respect to approximately $4.5 million of the unrecognized tax benefits depending on the timing of examinations, expiration of statute of limitations, either because the Company's tax positions are sustained or because the Company agrees to their disallowance and pays the related income tax. The amount of net interest and penalties recognized as a component of income tax expense during 2012, 2011, 2010 and 2009 was not material. Interest and penalties accrued at September 30, 2012, 2011, 2010 and 2009 amounted to $3.1 million, $3.0 million, $2.3 million and $2.0 million, respectively, bringing the total liability for uncertain tax issues to $11.3 million, $13.7 million, $11.2 million and $11.9 million, respectively, as of September 30, 2012, 2011, 2010 and 2009 respectively.

We made income tax payments, net of refunds, totaling $25.4 million, $42.1 million, $30.0 million and $28.8 million in 2012, 2011, 2010 and 2009, respectively.

Income before income taxes includes the following components (in thousands):

	Years ended September 30,
	2012	2011	2010	2009

		(As restated)	(As restated)	(As restated)
United States	$38,428	$33,955	$59,984	$38,729
Foreign	91,859	82,322	50,121	57,432

Total	$130,287	$116,277	$110,105	$96,161

We evaluate our capital requirements in our foreign subsidiaries on an annual basis to determine what level of capital is needed for the long-term operations of the businesses. We provide U.S. taxes on the amount of capital that is determined to be in excess of the long-term requirements of the business and is, therefore, available for distribution. During 2012, we determined that 40 million New Zealand was excess capital in New Zealand and paid a dividend of that amount in 2012 to the U.S. parent company. Additional U.S. taxes provided on this dividend amounted to approximately $2.8 million in 2012.

Undistributed earnings of all our foreign subsidiaries amounted to approximately $272.2 million at September 30, 2012. We consider those earnings to be indefinitely reinvested and, accordingly, we have not provided for U.S. federal and state income taxes thereon and have determined that no amounts of undistributed earnings are available for distribution. Upon distribution of those earnings in the form of dividends or otherwise, we would be subject to both U.S. income taxes and withholding taxes payable to the foreign countries, but would also be able to offset unrecognized foreign tax credit carryforwards. It is not practicable for us to determine the total amount of unrecognized deferred U.S. income tax liability because of the complexities associated with its hypothetical calculation.

Note 13—Derivative instruments and hedging activities

In order to manage our exposure to fluctuations in interest and foreign currency exchange rates we utilize derivative financial instruments such as forward starting swaps and foreign currency forwards. We do not use any derivative financial instruments for trading or other speculative purposes.

All derivatives are recorded at fair value, however, the classification of gains and losses resulting from changes in the fair values of derivatives are dependent on the intended use of the derivative and its resulting designation. If a derivative is designated as a fair value hedge, then a change in the fair value of the derivative is offset against the change in the fair value of the underlying hedged item and only the ineffective portion of the hedge, if any, is recognized in earnings. If a derivative is designated as a cash flow hedge, then the effective portion of a change in the fair value of the derivative is recognized as a component of accumulated other comprehensive income until the underlying hedged item is recognized in earnings, or the forecasted transaction is no longer probable of occurring. If a derivative does not qualify as a highly effective hedge, any change in fair value is immediately recognized in earnings. We formally document all hedging relationships for all derivative hedges and the underlying hedged items, as well as the risk management objectives and strategies for undertaking the hedge transactions. We classify the fair value of all derivative contracts as current or non-current assets or liabilities, depending on the realized and unrealized gain or loss position of the hedged contract at the balance sheet date, and the timing of future cash flows. The cash flows from derivatives treated as hedges are classified in the Consolidated Statements of Cash Flows in the same category as the item being hedged.

The following table shows the notional principal amounts of our outstanding derivative instruments as of September 30, 2012, 2011, 2010 and 2009 (in thousands):

	September 30,
	2012	2011	2010	2009

Instruments designated as accounting hedges:
Foreign currency forwards	$382,500	$290,400	$232,500	$148,300
Forward starting swap	58,415	—	—	—
Instruments not designated as accounting hedges:
Foreign currency forwards	5,945	3,644	7,794	8,148

The notional principal amounts for outstanding derivative instruments provide one measure of the transaction volume outstanding and do not represent the amount of the Company's exposure to credit or market loss. Credit risk represents the Company's gross exposure to potential accounting loss on derivative instruments that are outstanding or unsettled if all counterparties failed to perform according to the terms of the contract, based on then-current interest or currency exchange rates at each respective date. The Company's exposure to credit loss and market risk will vary over time as a function of interest and currency exchange rates. The amount of credit risk from derivative instruments and hedging activities was not material for the years ended September 30, 2012, 2011, 2010 and 2009. Although the table above reflects the notional principal amounts of the Company's forward starting swaps and foreign exchange instruments, it does not reflect the gains or losses associated with the exposures and transactions that the forward starting swaps and foreign exchange instruments are intended to hedge. The amounts ultimately realized upon settlement of these financial instruments, together with the gains and losses on the underlying exposures, will depend on actual market conditions during the remaining life of the instruments.

The Company generally enters into master netting arrangements, which reduce credit risk by permitting net settlement of transactions with the same counterparty. The Company presents its derivative assets and derivative liabilities at their gross fair values. The Company did not have any derivative instruments with credit-risk related contingent features that would require it to post collateral as of September 30, 2012, 2011, 2010, or 2009.

The table below presents the fair value of the Company's derivative financial instruments that qualify for hedge accounting as well as their classification on the consolidated balance sheets as of September 30, 2012, 2011, 2010 and 2009 (in thousands):

		Fair value
	Balance sheet location	September 30, 2012	September 30, 2011	September 30, 2010	September 30, 2009

Asset derivatives:
Foreign currency forwards	Other current assets	$3,779	$7,466	$11,428	$18,106
Foreign currency forwards	Other non-current assets	3,713	—	—	—

		$7,492	$7,466	$11,428	$18,106

Liability derivatives:
Foreign currency forwards	Other current liabilities	$6,839	$7,522	$3,193	$17,933
Foreign currency forwards	Other non-current liabilities	6,407	6,164	4,748	—
Forward starting swap	Other non-current liabilities	91	—	—	—

Total		$13,337	$13,686	$7,941	$17,933

The tables below present gains and losses recognized in OCI for the years ended September 30, 2012, 2011, 2010 and 2009 related to derivative financial instruments designated as cash flow hedges, as well as the amount of gains and losses reclassified into earnings during those periods (in thousands):

	September 30, 2012		September 30, 2011		September 30, 2010		September 30, 2009
Derivative type	Gain (loss) recognized in OCI	Gain (loss) reclassified into earnings— effective portion	Gain (loss) recognized in OCI	Gain (loss) reclassified into earnings— effective portion	Gain (loss) recognized in OCI	Gain (loss) reclassified into earnings— effective portion	Gain (loss) recognized in OCI	Gain (loss) reclassified into earnings— effective portion

Forward currency forwards	$152	$(4,309)	$(5,618)	$3,420	$1,483	$1,838	$112	$53
Forward starting swap	91	—	—	—	—	—	—	—

The amount of gains and losses from derivative instruments and hedging activities classified as not highly effective did not have a material impact on the results of operations for the years ended September 30, 2012, 2011, 2010 and 2009. The amount of estimated unrealized net gains from cash flow hedges which are expected to be reclassified to earnings in the next twelve months is $2.0 million, net of income taxes.

Forward starting swap

In connection with a transportation systems contract that we entered in December 2011, we will incur significant costs to develop the customer's fare collection system before we begin receiving payments under the contract. In order to finance certain of these costs, we plan to issue approximately $83 million of 10-year fixed rate debt on or about January 1, 2014. We are concerned that market interest rates for the 10-year forward period of January 1, 2014 to January 1, 2024 will change through January 1, 2014, exposing the LIBOR benchmark component of each of the 20 projected semi-annual interest cash flows of that future 10-year period to risk of variability. Therefore, in July 2012 we entered a forward-starting 10-year swap contract with a bank to reduce the interest rate variability exposure of the projected interest cash flows. The forward-starting swap has a notional amount of $58.4 million, a termination date of January 1, 2014 and a pay 1.698% fixed rate, receive 3-month LIBOR, with fixed rate payments due semi-annually on the first day each June and December commencing June 1, 2014 through December 2023, floating payments due quarterly on the first day of each quarter commencing March 1, 2014 through December 2023, and floating reset dates 2 days prior to the first day of each calculation period. The swap contracts accrual period, January 1, 2014 to December 1, 2023 is designed to match the tenor of the planned debt issuance.

Foreign currency forwards

In order to limit our exposure to foreign currency exchange rate risk we generally hedge those commitments greater than $50,000 by using foreign currency exchange forward and option contracts that are denominated in currencies other than the functional currency of the subsidiary responsible for the commitment, typically the British pound, Canadian dollar, Singapore dollar, euro, Swedish krona, New Zealand dollar and Australian dollar. These contracts are designed to be effective hedges regardless of the direction or magnitude of any foreign currency exchange rate change, because they result in an equal and opposite income or cost stream that offsets the change in the value of the underlying commitment.

Note 14—Pension, profit sharing and other benefit plans

Deferred compensation plans

Deferred compensation includes amounts due under an arrangement in which participating members of management may elect to defer receiving payment for a portion of their compensation a minimum of five years, or until periods after their respective retirements. We accrue interest on deferred compensation at market rates, until such time as it is paid in full. For the year ended September 30, 2012, the average interest rate used to accrue interest on our deferred compensation was 2.0%.

Defined contribution plans

We have profit sharing and other defined contribution retirement plans that provide benefits for most U.S. employees. Certain of these plans require the company match a portion of eligible employee contributions up to specified limits. These plans also allow for additional company contributions at the discretion of the Board of Directors. In 2012, 2011, 2010 and 2009, more than half of our contributions to these plans were discretionary contributions. Effective October 1, 2010, we adopted a new defined contribution plan for European employees that were formerly eligible for the European defined benefit plan described below. Under this plan, the company matches a portion of the eligible employee contributions up to limits specified in the plan. Company contributions to defined contribution plans aggregated $18.6 million, $18.4 million, $15.9 million and $15.4 million in 2012, 2011, 2010 and 2009, respectively.

Defined benefit pension plans

Certain employees in the U.S. are covered by a noncontributory defined benefit pension plan for which benefits were frozen as of December 31, 2006 (curtailment). The effect of the U.S. plan curtailment is that no new benefits have been accrued after that date. Approximately one-half of our European employees are covered by a contributory defined benefit pension plan for which benefits were frozen as of September 30, 2010. Although the effect of the European plan curtailment is that no new benefits will accrue after September 30, 2010, the plan is a final pay plan, which means that benefits will be adjusted for increases in the salaries of participants until their retirement or departure from the company. U.S. and European employees hired subsequent to the dates of the curtailment of the respective plans are not eligible for participation in the defined benefit plans. In 2010 we recorded a loss on the curtailment of the European plan of $0.7 million, which is reflected in the following disclosures.

Our funding policy for the defined benefit pension plans provides that contributions will be at least equal to the minimum amounts mandated by statutory requirements. Based on our known requirements for the U.S. and U.K. plans, as of September 30, 2012, we expect to make contributions of approximately $4.0 million in 2013. September 30 is used as the measurement date for these plans.

The unrecognized amounts recorded in accumulated other comprehensive income (loss) will be subsequently recognized as net periodic pension cost, consistent with our historical accounting policy for amortizing those amounts. We will recognize actuarial gains and losses that arise in future periods and are not recognized as net periodic pension cost in those periods as increases or decreases in other comprehensive income (loss), net of tax, in the period they arise. We adjust actuarial gains and losses recognized in other comprehensive income (loss) as they are subsequently recognized as a component of net periodic pension cost. The unrecognized actuarial gain or loss included in accumulated other comprehensive income (loss) at September 30, 2012 and expected to be recognized in net pension cost during fiscal 2013 is a gain of $0.6 million ($0.4 million net of income tax). No plan assets are expected to be returned to us in 2013.

The projected benefit obligation, accumulated benefit obligation (ABO) and fair value of plan assets for the defined benefit pension plans in which the ABO was in excess of the fair value of plan assets were as follows (in thousands):

	September 30,
	2012	2011	2010	2009

		(As restated)	(As restated)	(As restated)
Projected benefit obligation	$215,706	$185,485	$183,551	$166,170
Accumulated benefit obligation	209,135	180,156	178,658	149,545
Fair value of plan assets	169,323	144,319	143,696	132,408

The following table sets forth changes in the projected benefit obligation and fair value of plan assets and the funded status for these defined benefit plans (in thousands):

	September 30,
	2012	2011	2010	2009

		(As restated)	(As restated)	(As restated)
Change in benefit obligations:
Net benefit obligation at the beginning of the year	$185,485	$183,551	$166,170	$146,725
Service cost	508	550	4,167	2,614
Interest cost	9,565	9,387	9,121	9,759
Actuarial loss (gain)	22,761	(1,327)	9,309	16,275
Plan amendments	57	(712)	214	—
Participant contributions	—	—	1,210	1,124
Gross benefits paid	(5,928)	(5,236)	(5,562)	(5,197)
Foreign currency exchange rate changes	3,258	(728)	(1,078)	(5,130)

Net benefit obligation at the end of the year	215,706	185,485	183,551	166,170

Change in plan assets:
Fair value of plan assets at the beginning of the year	144,319	143,696	132,408	128,989
Actual return on plan assets	24,769	1,501	13,614	3,200
Employer contributions	4,354	5,352	3,374	9,500
Participant contributions	—	—	1,210	1,123
Gross benefits paid	(5,928)	(5,236)	(5,562)	(5,196)
Administrative expenses	(657)	(470)	(555)	(701)
Foreign currency exchange rate changes	2,466	(524)	(793)	(4,507)

Fair value of plan assets at the end of the year	169,323	144,319	143,696	132,408

Unfunded status of the plans	(46,383)	(41,166)	(39,855)	(33,762)
Unrecognized net actuarial loss	52,911	45,112	39,527	35,604

Net amount recognized	$6,528	$3,946	$(328)	$1,842

Amounts recognized in Accumulated OCI
Liability adjustment to OCI	$(52,911)	$(45,112)	$(39,527)	$(35,604)
Deferred tax asset	17,440	15,226	12,926	11,716

Accumulated other comprehensive loss	$(35,471)	$(29,886)	$(26,601)	$(23,888)

The components of net periodic pension cost were as follows (in thousands):

	Years ended September 30,
	2012	2011	2010	2009

		(As restated)	(As restated)	(As restated)
Service cost	$508	$550	$4,167	$2,614
Interest cost	9,565	9,387	9,121	9,759
Expected return on plan assets	(10,091)	(9,979)	(9,334)	(9,569)
Amortization of actuarial loss	1,593	985	917	—
Curtailment charge	—	—	693	—
Administrative expenses	82	85	92	100

Net pension cost	$1,657	$1,028	$5,656	$2,904

	Years ended September 30,
	2012	2011	2010	2009

Weighted-average assumptions used to determine benefit obligation at September 30:
Discount rate	4.3%	5.2%	5.2%	5.6%
Rate of compensation increase	3.8%	4.3%	4.3%	4.5%
Weighted-average assumptions used to determine net periodic benefit cost for the years ended September 30:
Discount rate	5.2%	5.2%	5.6%	7.3%
Expected return on plan assets	7.0%	7.0%	7.2%	7.8%
Rate of compensation increase	4.3%	4.3%	4.5%	4.8%

The long-term rate of return assumption represents the expected average rate of earnings on the funds invested or to be invested to provide for the benefits included in the benefit obligations. That assumption is determined based on a number of factors, including historical market index returns, the anticipated long-term asset allocation of the plans, historical plan return data, plan expenses, and the potential to outperform market index returns.

We have the responsibility to formulate the investment policies and strategies for the plans' assets. Our overall policies and strategies include: maintain the highest possible return commensurate with the level of assumed risk, and preserve benefit security for the plans' participants.

We do not direct the day-to-day operations and selection process of individual securities and investments and, accordingly, we have retained the professional services of investment management organizations to fulfill those tasks. The investment management organizations have investment discretion over the assets placed under their management. We provide each investment manager with specific investment guidelines by asset class.

The target ranges for each major category of the plans' assets at September 30, 2012 are as follows:

Asset category	Allocation range

Equity securities	40% to 75%
Debt securities	25% to 60%
Real estate and cash	0% to 10%

Our defined benefit pension plans invest in cash and cash equivalents, equity securities, fixed income securities, pooled separate accounts and common collective trusts. The following tables present the fair value of the assets of our defined benefit pension plans by asset category and their level within the fair value hierarchy (in thousands). See Note 5 for a description of each level within the fair value hierarchy.

All assets classified as Level 2 or Level 3 in the table below are invested in pooled separate accounts or common collective trusts which do not have publicly quoted prices. The fair value of the pooled separate accounts and common collective trusts are determined based on the net asset value of the underlying investments. The fair value of the underlying investments held by the pooled separate accounts and common collective trusts, other than real estate investments, is generally based upon quoted prices in active markets. The fair value of the underlying investments comprised of real estate properties is determined through an appraisal process which uses valuation methodologies including comparisons to similar real estate and discounting of income streams. For investments in the pooled separate accounts and common collective trusts categorized as Level 2 below, there are no restrictions on the ability of our benefit plans to sell these investments. The investments in pooled separate accounts categorized as Level 3 below may be restricted as to the ability of our benefit plans to sell these investments based upon the availability of cash in the investment holdings at any point in time.

	September 30, 2012				September 30, 2011				September 30, 2010				September 30, 2009
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total

Cash equivalents	$—	$3,991	$—	$3,991	$—	$2,344	$—	$2,344	$—	$2,579	$—	$2,579	$—	$3,678	$—	$3,678
Equity:
U.S. equity securities	—	47,242	—	47,242	—	39,412	—	39,412	—	41,756	—	41,756	—	40,529	—	40,529
U.K. equity securities	—	38,542	—	38,542	—	31,248	—	31,248	—	30,580	—	30,580	—	26,939	—	26,939
Other foreign equity securities	—	26,715	—	26,715	—	22,444	—	22,444	—	22,625	—	22,625	—	20,343	—	20,343
Fixed Income:
U.S. treasury securities	—	13,647	—	13,647	—	14,679	—	14,679	—	15,509	—	15,509	—	14,848	—	14,848
U.K. treasury securities	—	3,412	—	3,412	—	5,948	—	5,948	—	5,659	—	5,659	—	4,636	—	4,636
Corporate debt securities	—	29,591	569	30,160		22,832	386	23,218	—	20,917	552	21,469	—	18,110	386	18,496
Real Estate	—	—	5,614	5,614	—	—	5,026	5,026	—	—	3,519	3,519	—	—	2,939	2,939

Total	$—	$163,140	$6,183	$169,323	$—	$138,907	$5,412	$144,319	$—	$139,625	$4,071	$143,696	$—	$129,083	$3,325	$132,408

The following table presents the changes in the fair value of plan assets categorized as Level 3 in the preceding table (in thousands):

Pooled separate accounts

Balance as of October 1, 2008	$7,881
Realized and unrealized losses, net	(3,121)
Purchases, sales and settlements, net	(1,435)

Balance as of September 30, 2009	3,325
Realized and unrealized gains, net	47
Purchases, sales and settlements, net	699

Balance as of September 30, 2010	4,071
Realized and unrealized gains, net	633
Purchases, sales and settlements, net	708

Balance as of September 30, 2011	5,412
Realized and unrealized gains, net	381
Purchases, sales and settlements, net	390

Balance as of September 30, 2012	$6,183

The pension plans held no positions in Cubic Corporation common stock as of September 30, 2012, 2011, 2010 and 2009.

We expect to pay the following pension benefit payments, which reflect expected future service, as appropriate, (in thousands):

2013	$6,893
2014	7,295
2015	7,730
2016	8,028
2017	8,487
2018-2022	49,988

Note 15—Other comprehensive income

We present other comprehensive income (OCI) and its components in the statement of changes in shareholders' equity. Accumulated OCI (loss) consisted of the following (in thousands):

	September 30,
	2012	2011	2010	2009

		(As restated)	(As restated)	(As restated)
Adjustment to pension liability	$(35,471)	$(29,886)	$(26,601)	$(23,888)
Foreign currency translation	18,104	7,416	8,666	9,534
Net unrealized (losses) gains from cash flow hedges	(3,781)	(4,023)	1,595	112

	$(21,148)	$(26,493)	$(16,340)	$(14,242)

The adjustment to the pension liability is shown net of a tax benefit of $17.4 million, $15.2 million, $12.9 million and $11.7 million at September 30, 2012, 2011, 2010 and 2009, respectively. Deferred income taxes are not recognized for translation-related temporary differences of foreign subsidiaries whose undistributed earnings are considered to be permanently invested.

Note 16—Legal matters

In 1997, the Ministry of Defense for the Armed Forces of the Islamic Republic of Iran obtained a U.S. District Court judgment enforcing an arbitration award in its favor against us of $2.8 million, plus arbitration costs and interest related to a contract awarded to us by Iran in 1977. Both parties appealed to the 9th Circuit Court of Appeals. In December 2011, a decision was handed down upholding the arbitration award and requiring the district court to resolve outstanding issues related to the amount of interest to be paid and whether the plaintiff should be awarded attorney's fees. Under a 1979 Presidential executive order, all transactions by United States citizens with Iran are prohibited; however, in April 2012 we received a license from the U.S. Treasury Department allowing us to remit the arbitration award and related post-judgment interest owed totaling $8.8 million to the U.S. District Court on April 18, 2012. We had recorded a liability for the judgment amount in periods prior to 2012 and had accrued interest through the date of the payment, so there was no impact on 2012 earnings related to this matter other than interest accrued of $0.2 million. We are unable to determine whether the U.S. District Court will award additional pre-judgment interest, which the plaintiff has asserted should be $1.4 million, or reimbursement to the plaintiff for attorney's fees amounting to $0.1 million, because these are discretionary with the court. Therefore, we have not recorded a liability for these amounts as of September 30, 2012. The District Court heard argument from both parties on September 24, 2012 and we are awaiting their decision.

In November 2011, we received a claim from a public transit authority customer which alleges that the authority incurred a loss of transit revenue due to the inappropriate and illegal actions of one of our former employees, who has plead guilty to the charges. This individual was employed to work on a contract we acquired in a business combination in 2009 and had allegedly been committing these illegal acts from almost two years prior to our acquisition of the contract, until his arrest in May 2011. The transit system was designed and installed by a company unrelated to us. The claim seeks recoupment from us of the alleged lost revenue and an unspecified amount of fees and damages. In March 2012, the county superior court entered a default judgment against our former employee and others for $2.9 million based upon the estimated loss of revenue by the public transit authority customer. In the quarter ended March 31, 2012, we recorded an accrued cost of $2.9 million within general and administrative expense in the transportation systems segment based upon the court's assessment of these losses. We are currently unable to estimate the amount of any other fees or damages related to this matter in excess of the amount that has been recorded through September 30, 2012. Insurance may cover all, or a portion, of any losses we could ultimately incur for this matter. However, any potential insurance proceeds are treated as a gain contingency and will not be recognized in the financial statements until receipt of any such proceeds is assured.

We are not a party to any other material pending proceedings and we consider all other matters to be ordinary proceedings incidental to the business. We believe the outcome of these other proceedings will not have a materially adverse effect on our financial position, results of operations, or cash flows.

Note 17—Business segment information

We have three primary business segments: Cubic Transportation Systems (CTS), Cubic Defense Systems (CDS) and Mission Support Services (MSS). CTS designs, produces, installs and services electronic revenue collection systems for mass transit projects, including railways and buses. CDS performs work under U.S. and foreign government contracts relating to electronic defense systems and equipment. Products include customized military range instrumentation, laser based training systems, virtual simulation systems, communications products including datalinks, power amplifiers, avionics systems, multi-band communication tracking devices, and cross domain hardware solutions to address multi-level security requirements. MSS provides training, operations, intelligence, maintenance, technical and other services to the U.S. government and allied nations.

We evaluate performance and allocate resources based on total segment operating profit or loss. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. Intersegment sales and transfers are immaterial and are eliminated in consolidation.

Our reportable segments are business units that offer different products and services and are each managed separately. Operating results for each segment are reported separately to senior corporate management to make decisions as to the allocation of corporate resources and to assess performance.

Business segment financial data is as follows (in millions):

	Years ended September 30,
	2012	2011	2010	2009

		(As restated)	(As restated)	(As restated)
Sales:
Transportation Systems	$513.6	$427.1	$383.0	$314.3
Defense Systems	375.4	390.7	368.2	287.5
Mission Support Services	491.4	476.5	444.9	420.6
Other	1.1	1.3	2.1	3.5

Total sales	$1,381.5	$1,295.6	$1,198.2	$1,025.9

Operating income:
Transportation Systems	$76.3	$66.9	$51.8	56.4
Defense Systems	34.6	29.8	31.6	19.9
Mission Support Services	21.9	23.9	27.9	25.9
Unallocated corporate expenses and other	(4.8)	(7.1)	(4.7)	(6.3)

Total operating income	$128.0	$113.5	$106.6	$95.9

Assets:
Transportation Systems	$269.9	$169.8	$163.1	$173.1
Defense Systems	122.5	144.0	161.7	162.7
Mission Support Services	212.8	213.0	124.1	141.2
Corporate and other	421.1	439.7	422.6	286.6

Total assets	$1,026.3	$966.5	$871.5	$763.6

Depreciation and amortization:
Transportation Systems	$3.7	$3.6	$3.5	$2.4
Defense Systems	5.5	5.4	4.8	6.0
Mission Support Services	12.5	12.3	5.2	6.2
Corporate and other	1.2	1.0	1.0	1.0

Total depreciation and amortization	$22.9	$22.3	$14.5	$15.6

Expenditures for long-lived assets:
Transportation Systems	$2.7	$2.2	$1.8	$1.2
Defense Systems	8.9	5.5	4.4	3.3
Mission Support Services	1.1	0.3	0.3	—
Corporate and other	1.5	0.7	0.4	0.8

Total expenditures for long-lived assets	$14.2	$8.7	$6.9	$5.3

	Years ended September 30,
	2012	2011	2010	2009

		(As restated)	(As restated)	(As restated)
Geographic Information:
Sales(a):
United States	$729.5	$754.0	$790.9	$654.6
United Kingdom	273.1	244.0	200.3	196.9
Canada	54.9	27.5	9.4	18.7
Australia	182.5	101.1	56.3	41.3
Middle East	30.8	35.4	27.9	19.2
Far East	56.4	82.7	85.5	63.9
Other	47.1	50.9	27.9	31.3

Total sales	$1,381.5	$1,295.6	$1,198.2	$1,025.9
Long-lived assets, net:
United States	$42.4	$40.5	$41.3	$43.7
United Kingdom	9.5	9.1	9.5	10.2
Other foreign countries	6.1	2.9	2.2	2.0

Total long-lived assets, net	$58.0	$52.5	$53.0	$55.9

(a)   Sales are attributed to countries or regions based on the location of product or service delivery to customers.

MSS and CDS segment sales include $685.5 million, $728.2 million, $679.4 million and $608.4 million in 2012, 2011, 2010 and 2009, respectively, of sales to U.S. government agencies. CTS segment sales include $178.7 million, $170.2 million, $144.2 million and $115.2 million in 2012, 2011, 2010 and 2009, respectively, of sales under various contracts with our customer, TfL. No other customer accounts for 10% or more of our revenues for any periods presented.

Note 18—Summary of quarterly results of operations (unaudited)

The following is a summary of our quarterly results of operations for the years ended September 30, 2012 and 2011:

	Three months ended
Fiscal 2012 (in thousands, except per share data)					Year ended September 30
	September 30	June 30	March 31	December 31

			(As restated)	(As restated)
Net sales	$359,687	$365,397	$339,645	$316,766	$1,381,495
Operating income	29,142	38,586	32,540	27,754	128,022
Net income attributable to Cubic	21,088	26,721	23,397	20,694	91,900
Net income per share	0.79	1.00	0.88	0.77	3.44

	Three months ended
Fiscal 2011 (in thousands, except per share data)					Year ended September 30
	September 30	June 30	March 31	December 31

	(As restated)	(As restated)	(As restated)	(As restated)	(As restated)
Net sales	$343,021	$322,787	$347,889	$281,884	$1,295,581
Operating income	19,688	27,790	40,610	25,420	113,508
Net income attributable to Cubic	14,625	22,050	28,785	18,134	83,594
Net income per share	0.55	0.82	1.08	0.68	3.13

The following tables present the effects of adjustments made to our previously reported unaudited consolidated quarterly financial information for the quarters ended March 31, 2012, December 31, 2011, and each of the quarters in the years ended September 30, 2011. For further information regarding these adjustments, see Note 2.

For the three month periods ended September 30, 2011, and June 30, 2011, $5.0 million and $8.9 million, respectively, of costs were erroneously classified as product costs. As such, these costs were reclassified to service costs in the following tables.

	Consolidated statement of income Three months ended September 30, 2011
(amounts in thousands, except per share data)	Previously reported	Revenue recognition adjustments	Other adjustments	Reclassifications	As restated

Net sales:
Products	$177,762	$(4,582)	$3,733	$(4,834)	$172,079
Services	169,148	(3,690)	650	4,834	170,942

	346,910	(8,272)	4,383	—	343,021
Costs and expenses:
Products	127,070	2,048	2,978	(9,907)	122,189
Services	134,285	505	646	9,021	144,457
Selling, general and administrative	43,724	—	550	886	45,160
Research and development	7,453	—	—	—	7,453
Amortization of purchased intangibles	4,074	—	—	—	4,074

	316,606	2,553	4,174	—	323,333

Operating income	30,304	(10,825)	209	—	19,688
Other income (expense):
Interest and dividend income	839	—	—	—	839
Interest expense	(306)	—	—	—	(306)
Other income (expense)—net	3,681	(48)	(1,509)	—	2,124

Income before income taxes	34,518	(10,873)	(1,300)	—	22,345
Income taxes	10,369	(3,028)	330	—	7,671

Net income	24,149	(7,845)	(1,630)	—	14,674
Less noncontrolling interest in income of VIE	49	—	—	—	49

Net income attributable to Cubic	$24,100	$(7,845)	$(1,630)	$—	$14,625

Basic and diluted net income per common share	$0.90	$(0.29)	$(0.06)	$—	$0.55

Average number of common shares outstanding	26,736	—	—	—	26,736

	Consolidated statement of income Three months ended June 30, 2011
(amounts in thousands, except per share data)	Previously reported	Revenue recognition adjustments	Other adjustments	Reclassifications	As restated

Net sales:
Products	$148,441	$(3,037)	$321	$(3,670)	$142,055
Services	171,464	5,598	—	3,670	180,732

	319,905	2,561	321	—	322,787
Costs and expenses:
Products	114,325	487	722	(14,048)	101,486
Services	131,424	341	—	13,227	144,992
Selling, general and administrative	36,831	—	329	821	37,981
Research and development	6,281	—	—	—	6,281
Amortization of purchased intangibles	4,257	—	—	—	4,257

	293,118	828	1,051	—	294,997

Operating income	26,787	1,733	(730)	—	27,790
Other income (expense):
Interest and dividend income	490	—	—	—	490
Interest expense	(374)	—	—	—	(374)
Other income (expense)—net	767	(44)	509	—	1,232

Income before income taxes	27,670	1,689	(221)	—	29,138
Income taxes	6,800	443	(211)	—	7,032

Net income	20,870	1,246	(10)	—	22,106
Less noncontrolling interest in income of VIE	56	—	—	—	56

Net income attributable to Cubic	$20,814	$1,246	$(10)	$—	$22,050

Basic and diluted net income per common share	$0.78	$0.05	$—	$—	$0.82

Average number of common shares outstanding	26,736	—	—	—	26,736

	Consolidated statement of income Three months ended March 31, 2012					Consolidated statement of income Three months ended March 31, 2011
(amounts in thousands, except per share data)	Previously reported	Revenue recognition adjustments	Other adjustments	Reclassifications	As restated	Previously reported	Revenue recognition adjustments	Other adjustments	Reclassifications	As restated

Net sales:
Products	$157,630	$(2,026)	$172	$—	$155,776	$157,350	$(2,052)	$82	$—	$155,380
Services	183,364	505	—	—	183,869	176,618	15,891	—	—	192,509

	340,994	(1,521)	172	—	339,645	333,968	13,839	82	—	347,889
Costs and expenses:
Products	106,679	435	370	(800)	106,684	106,510	928	(86)	(539)	106,813
Services	145,787	(145)	—	—	145,642	152,453	(84)	—	—	152,369
Selling, general and administrative	43,029	—	(790)	800	43,039	37,377	—	598	539	38,514
Research and development	8,072	—	—	—	8,072	5,271	—	—	—	5,271
Amortization of purchased intangibles	3,668	—	—	—	3,668	4,312	—	—	—	4,312

	307,235	290	(420)	—	307,105	305,923	844	512	—	307,279

Operating income	33,759	(1,811)	592	—	32,540	28,045	12,995	(430)	—	40,610
Other income (expense):
Interest and dividend income	964	—	—	—	964	375	—	—	—	375
Interest expense	(331)	—	—	—	(331)	(374)	—	—	—	(374)
Other income (expense)—net	12	(55)	165	—	122	(16)	(39)	(431)	—	(486)

Income before income taxes	34,404	(1,866)	757	—	33,295	28,030	12,956	(861)	—	40,125
Income taxes	10,100	(678)	425	—	9,847	8,000	3,487	(231)	—	11,256

Net income	24,304	(1,188)	332	—	23,448	20,030	9,469	(630)	—	28,869
Less noncontrolling interest in income of VIE	51	—	—	—	51	84	—	—	—	84

Net income attributable to Cubic	$24,253	$(1,188)	$332	$—	$23,397	$19,946	$9,469	$(630)	$—	$28,785

Basic and diluted net income per common share	$0.91	$(0.04)	$0.01	$—	$0.88	$0.75	$0.35	$(0.02)	$—	$1.08

Average number of common shares outstanding	26,736	—	—	—	26,736	26,736	—	—	—	26,736

	Consolidated statement of income Three months ended December 31, 2011					Consolidated statement of income Three months ended December 31, 2010
(amounts in thousands, except per share data)	Previously reported	Revenue recognition adjustments	Other adjustments	Reclassifications	As restated	Previously reported	Revenue recognition adjustments	Other adjustments	Reclassifications	As restated

Net sales:
Products	$157,312	$(3,153)	$(849)	$—	$153,310	$135,371	$(1,173)	$(2,779)	$—	$131,419
Services	161,435	2,671	(650)	—	163,456	149,049	1,416	—	—	150,465

	318,747	(482)	(1,499)	—	316,766	284,420	243	(2,779)	—	281,884
Costs and expenses:
Products	114,751	434	(954)	(782)	113,449	90,087	701	(2,567)	(430)	87,791
Services	132,243	(189)	(646)	—	131,408	121,811	433	—	—	122,244
Selling, general and administrative	34,637	—	(199)	782	35,220	37,030	—	676	430	38,136
Research and development	4,896	—	—	—	4,896	6,255	—	—	—	6,255
Amortization of purchased intangibles	4,039	—	—	—	4,039	2,038	—	—	—	2,038

	290,566	245	(1,799)	—	289,012	257,221	1,134	(1,891)	—	256,464

Operating income	28,181	(727)	300	—	27,754	27,199	(891)	(888)	—	25,420
Other income (expense):
Interest and dividend income	762	—	—	—	762	864	—	—	—	864
Interest expense	(347)	—	—	—	(347)	(407)	—	—	—	(407)
Other income (expense)—net	1,691	(51)	(717)	—	923	(227)	(40)	(941)	—	(1,208)

Income before income taxes	30,287	(778)	(417)	—	29,092	27,429	(931)	(1,829)	—	24,669
Income taxes	8,800	(338)	(109)	—	8,353	7,400	(382)	(604)	—	6,414

Net income	21,487	(440)	(308)	—	20,739	20,029	(549)	(1,225)	—	18,255
Less noncontrolling interest in income of VIE	45	—	—	—	45	121	—	—	—	121

Net income attributable to Cubic	$21,442	$(440)	$(308)	$—	$20,694	$19,908	$(549)	$(1,225)	$—	$18,134

Basic and diluted net income per common share	$0.80	$(0.02)	$(0.01)	$—	$0.77	$0.74	$(0.02)	$(0.05)	$—	$0.68

Average number of common shares outstanding	26,736	—	—	—	26,736	26,736	—	—	—	26,736

Note 19—Subsequent Events (unaudited)

On January 24, 2013 we acquired all of the outstanding capital stock of NextBus, Inc. as well as certain contracts that were owned by the former owner of NextBus, for cash of $20.7 million. NextBus provides real-time passenger information systems to transit agencies.

On March 12, 2013, we entered into a Note Purchase and Private Shelf Agreement with Prudential Investment Management, Inc. and certain of Prudential's affiliates (collectively, the "Purchasers"). Pursuant to the agreement, we agreed to issue and sell to the Purchasers $50,000,000 aggregate principal of Series A Notes and $50,000,000 aggregate principal of Series B Notes. The Series A Notes and the Series B Notes are senior unsecured notes, bear interest at a rate of 3.35% and mature on March 12, 2025. The Series A Notes were purchased by certain of the Purchasers on March 12, 2013 and the Series B Notes will be purchased by such Purchasers on or about April 23, 2013, subject to the satisfaction of the closing conditions. In addition, pursuant to the agreement, we may from time to time issue and sell, and the Purchasers may in their sole discretion purchase, within the next three years, additional senior notes in aggregate principal amount of up to $25,000,000 that will have terms, including interest rate, as we and the Purchasers may agree upon at the time of issuance.

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  Exhibit 99.1
Report of independent registered public accounting firm
Cubic Corporation Consolidated statements of income
Cubic Corporation Consolidated statements of comprehensive income
Cubic Corporation Consolidated balance sheets
Cubic Corporation Consolidated statements of cash flows
Cubic Corporation Consolidated statements of changes in shareholders' equity
Cubic Corporation Notes to consolidated financial statements September 30, 2012